PROSPECTUS SUPPLEMENT                                            Rule 424(b)(2)
(To Prospectus dated July 19, 1995)                   Registration No. 33-58611

                                  $134,000,000
                            Morgan Stanley Group Inc.
                           Morgan Stanley Finance plc
                        --------------------------------
                               8.03% CAPITAL UNITS

         Each Capital Unit (a "Capital Unit") will consist of (i) an 8.03% Subordinated Debenture (a "Debenture") due February 28, 2017 of Morgan Stanley Finance plc ("MS plc") in the principal amount of $1,000, (ii) a full and unconditional subordinated guarantee (the "Guarantee") by Morgan Stanley Group Inc. (the "Company") of payments of principal, interest and any Additional Amounts (as defined in the accompanying Prospectus) on the Debenture and (iii) a related contract (a "Purchase Contract") issued by the Company and requiring the purchase by the holder thereof of one depositary share (a "Depositary Share") representing ownership of 5 shares of the Company's 8.03% Cumulative Preferred Stock, without par value, stated value $200 per share (the "Cumulative Preferred Stock"), at a purchase price of $1,000 per Depositary Share. Prior to the settlement or redemption of the related Purchase Contracts, the Debentures, the Guarantees and the Purchase Contracts may be purchased and transferred only as Capital Units.
         The Debentures will bear interest at the rate of 8.03% per annum, payable quarterly on February 28, May 30, August 30 and November 30 of each year (each, an "Interest Payment Date"), commencing February 28, 1997. The Debentures will be subordinated to Senior Indebtedness of MS plc and the Guarantees will be subordinated to Senior Indebtedness of the Company.
         Each Purchase Contract will obligate the holder to purchase on August 30, 2016 (or earlier if accelerated as described below) one Depositary Share representing 5 shares of Cumulative Preferred Stock at a purchase price of $1,000 per Depositary Share. The Company may, at its option, accelerate to any Interest Payment Date that is on or after February 28, 1998 the settlement of all or a portion of the Purchase Contracts; provided that no partial acceleration may result in fewer than 50,000 Purchase Contracts remaining outstanding after such acceleration. A holder may elect to settle a Purchase Contract in cash or by having the related Debenture prepaid and the proceeds of such prepayment used to purchase the related Depositary Share.
         Dividends on the Cumulative Preferred Stock, if issued, will be cumulative from the date of issue and will be payable quarterly on February 28, May 30, August 30 and November 30 of each year, at the rate of 8.03% per annum. The amount of dividends payable on the Cumulative Preferred Stock will be adjusted in the event of certain amendments to the Internal Revenue Code of 1986, as amended (the "Code"), in respect of the dividends received deduction.
         Each of the Debentures and the Purchase Contracts may be redeemed (i) on any Interest Payment Date on or after February 28, 2007 or (ii) at any time within 90 days of the occurrence of a Tax Event (as defined herein); provided that MS plc may not redeem a Debenture if the related Purchase Contract would remain outstanding after such redemption. In addition, no partial redemption of Purchase Contracts may result in fewer than 50,000 Purchase Contracts remaining outstanding after such redemption.
         The Cumulative Preferred Stock may be redeemed (i) on or after February 28, 2007 or (ii) in the event of certain amendments to the Code in respect of the dividends received deduction.
         Capital Units may be issued as Definitive Capital Units or Book-Entry Capital Units. Beneficial interests in Book-Entry Capital Units will be shown on, and transfers thereof will be effected only through, records maintained by The Depository Trust Company or its nominee ("DTC") (with respect to participants' interests) and its participants. Unless a holder requests that such holder's Capital Units be issued as Definitive Capital Units, such Capital Units will be issued as Book-Entry Capital Units.

                           ---------------------------
  SEE "RISK FACTORS RELATING TO THE CAPITAL UNITS" BEGINNING ON PAGE S-8 HEREIN
   FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE CAPITAL UNITS.
                           ---------------------------

The Capital Units have been accepted for listing on the New York Stock Exchange and trading of the Capital Units is expected to commence on the New York
     Stock Exchange within a 30-day period after the initial delivery of the
         Capital Units. Application will be made to list the Depositary
                 Shares on or prior to the settlement of any of
                             the Purchase Contracts.
                           ---------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                  PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.
                           ---------------------------

                          PRICE $1,000 PER CAPITAL UNIT
                           ---------------------------


                                        Underwriting
                         Price to      Discounts and    Proceeds to
                         Public(1)     Commissions(2)   MS plc(1)(3)
                         ---------     --------------   ------------
Per Capital Unit......    $1,000.00      $10.00            $990.00
Total.................  $134,000,000    $1,340,000      $132,660,000


----------
(1)  Plus accrued interest, if any, on the Debentures from the date of issue.
(2) The Company and MS plc have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriters".
(3) Before deducting expenses payable by MS plc and the Company estimated to be $201,000.

                           ---------------------------

         The Capital Units are offered, subject to prior sale, when, as and if accepted by the Underwriters named herein, and subject to approval of certain legal matters by Davis Polk & Wardwell, counsel for the Underwriters. It is expected that delivery of the Capital Units will be made on or about December 18, 1996 at the office of Morgan Stanley & Co. Incorporated, New York, New York, against payment therefor in immediately available funds.

                           ---------------------------


MORGAN STANLEY & CO.
       Incorporated
           CHASE SECURITIES INC.
                CITICORP SECURITIES, INC.
                    DEAN WITTER REYNOLDS INC.
                         DONALDSON, LUFKIN & JENRETTE
                                 Securities Corporation
                             NATIONSBANC CAPITAL MARKETS, INC.
                                      SMITH BARNEY INC.


December 13, 1996

                               TABLE OF CONTENTS
                                                                        Page
                              Prospectus Supplement


Prospectus Summary..................................................... S-3
Risk Factors Relating to the Capital Units............................. S-8
Description of the Capital Units....................................... S-9
Description of Cumulative Preferred Stock..............................S-20
Description of Depositary Shares.......................................S-23
Recent Tax Proposals...................................................S-25
Certain Tax Considerations.............................................S-26
Underwriters...........................................................S-31
Legal Matters..........................................................S-32
ERISA Matters for Pension Plans and Insurance Companies................S-32


                                   Prospectus

Available Information..................................................   2
Incorporation of Certain Documents by Reference........................   3
Morgan Stanley Group Inc...............................................   4
Morgan Stanley Finance plc.............................................   4
Use of Proceeds........................................................   4
Consolidated Ratios of Earnings to Fixed Charges and Earnings to Fixed
   Charges and Preferred Stock Dividends...............................   5
Description of Debt Securities of MS plc...............................   5
Limitations on Issuance of Bearer Debt Securities......................  12
Description of Capital Stock of the Company............................  13
Description of the Capital Units.......................................  24
Plan of Distribution...................................................  28
Legal Matters..........................................................  29
Experts................................................................  29
ERISA Matters..........................................................  29
                             -----------------------

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE CAPITAL UNITS OR SECURITIES OF THE COMPANY OR MS PLC AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

     This Prospectus Summary is qualified in its entirety by the more detailed information that appears elsewhere in this Prospectus Supplement and the accompanying Prospectus. Prospective investors should carefully consider the factors set forth under the caption "Risk Factors Relating to the Capital Units".


                                  THE OFFERING

                                The Capital Units

General..................   Each  Capital  Unit  will  consist  of (i) an  8.03%
                            Subordinated  Debenture  of MS plc due  February 28,
                            2017 in the principal amount of $1,000, (ii) a full and unconditional subordinated Guarantee by the Company of the payment of principal, interest and any Additional Amounts on the Debenture and (iii) a related Purchase Contract issued by the Company and requiring the purchase by the holder thereof of one
                            Depositary Share representing ownership of 5 shares of Cumulative Preferred Stock of the Company at a purchase price of $1,000 per Depositary Share. Prior to the settlement or redemption of the related
                            Purchase Contracts, the Debentures, the Guarantees and the Purchase Contracts may be purchased and transferred only as Capital Units.

Form of Capital Units....   Capital  Units may be issued as  Definitive  Capital
                            Units  or  Book-Entry   Capital  Units.   Definitive
                            Capital Units will consist of definitive  registered
                            Purchase Contracts attached to definitive registered
                            Debentures (and the related Guarantees).  Book-Entry
                            Capital Units will be represented by certificateless depositary interests issued to DTC by The Chase
                            Manhattan  Bank, as book-entry  unit depositary (the
                            "Book-Entry Unit Depositary"), which will hold as depositary a global registered Purchase Contract and a global Debenture (and the related Guarantee).

                            Unless a holder requests that such holder's Capital Units be issued as Definitive Capital Units, such Capital Units will be issued as Book-Entry Capital Units. If requested by a holder, Definitive Capital Units may be issued in exchange for Book-Entry Capital Units and vice versa. See "Description of the Capital Units -- Description of Book-Entry Capital Units".

                            The United Kingdom ("U.K.") withholding tax consequences of holding beneficial interests in Book-Entry Capital Units differ from the tax consequences of holding Definitive Capital Units. See "Description of the Capital Units -- Description of the Debentures -- General", "Description of the Capital Units -- Description of Book-Entry Capital Units -- Issuance of Definitive Capital Units", and "Certain Tax Considerations" below and "Description of Debt Securities of MS plc -- Payment of Additional Amounts with respect to Debt Securities" in the accompanying Prospectus.

Listing..................   The Capital  Units have been accepted for listing on
                            the New York  Stock  Exchange.  Application  will be
                            made to list the Depositary Shares issuable pursuant
                            to the Purchase  Contracts on or prior to the Stated
                            Purchase Date or on any earlier Accelerated Purchase
                            Date (each as defined below).  However, no assurance
                            can be given that such application will be accepted.
                            If a holder  effects a Cash  Settlement  (as defined
                            below)  of  a  Purchase  Contract,   or  a  Purchase
                            Contract   (but  not  the  related   Debenture)   is
                            redeemed, the Debenture
                            that will remain outstanding will not be listed on the New York Stock Exchange.

Use of Proceeds..........   The net proceeds  from the sale of the Capital Units
                            offered  hereby  will be  loaned by MS plc to Morgan
                            Stanley & Co. International Limited ("MSIL") and subsidiaries of MSIL and will be used for general corporate purposes of MSIL and such subsidiaries.
                            Such loans may be subordinated to the claims of third parties but will not be subordinated to the claims of affiliates of MS plc.


                                 The Debentures

General..................   Each  Debenture  will  have a  principal  amount  of
                            $1,000 and will be issued by MS plc, an English company that is an indirect wholly owned subsidiary of the Company.

Payment of Principal.....   Each  Debenture  will  be  due  and  payable  on the
                            earliest of (i) February 28, 2017, (ii) any Purchase
                            Date (as defined herein) on which the Debenture is prepaid in connection with the settlement of the related Purchase Contract and (iii) any other date on which the Debenture is redeemed.

Interest.................   The  Debentures  will bear  interest  at the rate of
                            8.03% per annum,  payable  quarterly on February 28,
                            May 30,  August  30 and  November  30 of each  year,
                            commencing  February 28, 1997. United States holders
                            of  Book-Entry   Capital  Units  will  generally  be
                            entitled to receive  Additional Amounts for any U.K.
                            tax that is required to be withheld  with respect to
                            payments of interest on the  Debentures.  MS plc has
                            been  advised  by  U.K.  tax  counsel  that  no U.K.
                            withholding tax is presently  applicable to payments
                            of   interest  on   Debentures   that  are  part  of
                            Book-Entry  Capital  Units.  Holders  of  Definitive
                            Capital  Units will be subject to  withholding  with
                            respect to payments  of  interest on the  Debentures
                            that are part of such  Definitive  Capital Units and
                            will  generally  not  be  entitled  to  receive  any
                            Additional     Amounts.     See     "Certain     Tax
                            Considerations".

Optional Redemption......   Subject to the  limitations  set forth below,  on or
                            after  February 28, 2007, MS plc may, at its option,
                            redeem  the  Debentures  in  whole or in part on any
                            Interest  Payment Date  initially at 102.677% of the
                            principal  amount of the  Debentures  to be redeemed
                            plus accrued and unpaid  interest to the  redemption
                            date and declining to 100% of the principal  amount,
                            plus  accrued  and  unpaid  interest,  on  or  after
                            February 28, 2012. See  "Description  of the Capital
                            Units --  Description  of the Debentures -- Optional
                            Redemption of Debentures".  In addition, the Company
                            may accelerate the closing of a Purchase Contract to
                            any  Interest  Payment  Date  that  is on  or  after
                            February 28, 1998,  in the manner  described in this
                            Prospectus  Supplement  under  "Description  of  the
                            Capital  Units  --   Description   of  the  Purchase
                            Contracts  --  Acceleration  of  Purchase".  If  the
                            holder settles such Purchase  Contract by payment of
                            its own cash, the related  Debenture may be redeemed
                            on any Interest Payment Date that is no earlier than
                            six  months  after  the  settlement   date  of  such
                            Purchase Contract.

Tax Event Redemption.....   The  Debentures  may  also be  redeemed  at MS plc's
                            option at any time,  as a whole but not in part,  at
                            the Tax Event  Prepayment  Price upon either (i) the
                            receipt  by the  Company of an opinion of counsel to
                            the effect that, as a result
                            of a change in the tax laws of the United  States or
                            the official  interpretation  thereof, there is more
                            than an insubstantial  risk that interest payable by
                            MS plc on the  Debentures  is not, or within 90 days
                            of the date of such opinion, will not be, deductible
                            by MS plc,  in whole or in  part,  for U.S.  federal
                            income tax  purposes or (ii) a  determination  by MS
                            plc that,  as a result of a change in U.K.  tax laws
                            or  the   official   interpretation   thereof,   (a)
                            withholding  of U.K.  taxes is required with respect
                            to  interest  payments to United  States  holders of
                            Debentures that are part of Book-Entry Capital Units
                            or (b) the payment of interest on the  Debentures is
                            treated as a  "distribution"  for U.K. tax purposes.
                            "Tax Event  Prepayment  Price" means an amount equal
                            to (i) if a Tax  Redemption  occurs before  February
                            28, 2007,  the greater of (a) 100% of the  principal
                            amount of such  Debentures  and (b) as determined by
                            the Quotation Agent (as defined herein),  the sum of
                            the  present  values  of the  principal  amount  and
                            premium   payable   with   respect  to  an  optional
                            redemption of such  Debentures on February 28, 2007,
                            together  with the sum of the present  values of the
                            scheduled  payments of interest from the  prepayment
                            date to February  28, 2007 (the  "Remaining  Life"),
                            all   discounted  to  the   prepayment   date  on  a
                            semi-annual   basis   (assuming   a   360-day   year
                            consisting   of  30-day   months)  at  the  Adjusted
                            Treasury Rate, plus, in each case, accrued interest thereon to but excluding the date of prepayment or
                            (ii) if a Tax Redemption occurs on or after February
                            28, 2007, the redemption prices (expressed as a percentage of the principal amount) set forth above for optional redemption. See "Description of the Capital Units -- Description of the Debentures --
                            Tax Event Redemption".

Ranking..................   The   Debentures   will   be   unsecured,    general
                            obligations  of MS plc,  subordinated  to all Senior
                            Indebtedness of MS plc (as defined in "Description of Debt Securities of MS plc -- Subordinated Debt" in the accompanying Prospectus) to the extent set forth in the Subordinated Debt Indenture. As of the date of this Prospectus Supplement, MS plc has no Senior Indebtedness outstanding.

Guarantee................   Payment of principal and interest on the  Debentures
                            will be fully and unconditionally  guaranteed by the
                            Company on a  subordinated  basis.  The guarantee of
                            the  Company  will  be  subordinated  to all  Senior
                            Indebtedness   of  the  Company  (as  defined  under
                            "Description   of  Debt  Securities  of  MS  plc  --
                            Subordinated Debt" in the accompanying Prospectus) to the extent set forth in the Subordinated Debt
                            Indenture.


                               Purchase Contracts

General..................   Each Purchase Contract will be issued by the Company
                            and will  obligate  the holder to purchase on August
                            30, 2016 (the "Stated Purchase Date") (or earlier if accelerated as described below) one Depositary Share representing ownership of 5 shares of Cumulative
                            Preferred Stock at a purchase price of $1,000 per Depositary Share.

Payment by Holder........   At the settlement of a Purchase  Contract,  a holder
                            may pay for the Depositary Share to be issued under such Purchase Contract either (i) by paying to the Capital Unit Agent $1,000 in cash if the holder gives the Capital Unit Agent written notice of such payment no less than 10 nor more than 20 days prior to the settlement date of the Purchase Contract (a
                            "Cash Settlement") or (ii) by electing to have the related Debenture prepaid on the settlement date of the

                            Purchase Contract, in which case the Capital Unit Agent will deliver the proceeds of such prepayment to the Company to purchase the Depositary Share (a "Debenture Settlement"). A holder who does not comply with the provisions for effecting a Cash Settlement will be deemed to have elected a Debenture Settlement. If a holder effects a Cash Settlement, the Debenture that is part of the holder's Capital Unit will remain outstanding (and may be transferred by a holder) until it is redeemed or the final maturity thereof.

Acceleration of Purchase.   The Company  may, at its option,  accelerate  to any
                            Interest   Payment  Date  (each,   an   "Accelerated
                            Purchase   Date"  and,   together  with  the  Stated
                            Purchase  Date,  a  "Purchase  Date")  that is on or
                            after  February 28, 1998 the closing of the purchase
                            of 50,000 or more  Purchase  Contracts,  subject  to
                            cancellation of acceleration  and termination of the
                            Purchase  Contracts in the  circumstances  described
                            under   "Description   of  the   Capital   Units  --
                            Description    of   the   Purchase    Contracts   --
                            Cancellation  of  Acceleration   and   Termination";
                            provided that no partial  acceleration may result in
                            fewer  than  50,000  Purchase  Contracts   remaining
                            outstanding after such acceleration.

Redemption...............   On or after  February 28, 2007,  the Company may, at
                            its option,  redeem the Purchase  Contracts in whole
                            or  in  part  on  any  Interest  Payment  Date  at a
                            redemption  price of $1.00  per  Purchase  Contract;
                            provided  that no partial  redemption  may result in
                            fewer  than  50,000  Purchase  Contracts   remaining
                            outstanding after such redemption. MS plc may, at its option, redeem the Debentures concurrently with any redemption of the related Purchase Contracts.
                            Any Debentures that remain outstanding after any redemption of the related Purchase Contracts will not be listed on the New York Stock Exchange. In addition, all of the Purchase Contracts will be redeemed in the event that the Debentures are redeemed.

Cancellation of
 Acceleration............   Notice of  acceleration  of the  Purchase  Date of a
                            Purchase  Contract will be  automatically  rescinded
                            and  annulled  if at 5:00  P.M.  on the date that is
                            five business days prior to the applicable  Purchase
                            Date  (i)  the  Company's  publicly  held  long-term
                            senior debt  obligations  do not have an  investment
                            grade  rating,  (ii)  the  yield-to-maturity  on the
                            then-current  30-year  United  States  Treasury bond
                            exceeds 14% or (iii) the Company has outstanding any
                            shares  of stock  ranking  prior  to the  Cumulative
                            Preferred Stock, unless the holders of not less than
                            66  2/3%  of  the  Capital  Units  consented  to the
                            issuance  of  such  stock  (each,  a   "Cancellation
                            Condition").  See  "Description of the Capital Units
                            --   Description   of  the  Purchase   Contracts  --
                            Cancellation of Acceleration and Termination". Any acceleration notice may also be cancelled if the Company gives written notice of such cancellation to the Capital Unit Agent and the holders on or before the 10th day prior to the applicable Purchase Date.
                            The rescission or cancellation of a notice of acceleration will not prevent the Company from giving a notice of acceleration at a later date.

Termination..............   The  Purchase  Contracts  will  terminate  (i)  upon
                            certain  events of bankruptcy of the Company or (ii)
                            if at 5:00 P.M.  on the date  that is five  business
                            days prior to the Stated  Purchase Date there exists
                            a Cancellation Condition. The obligation of a holder
                            under a Purchase  Contract to purchase a  Depositary
                            Share will not be terminated  or otherwise  affected
                            by the  occurrence  and  continuance  of an Event of
                            Default  with  respect to the  Debentures  or by the
                            failure  of the  Company to make  required  payments
                            pursuant to the Guarantee.  See  "Description of the
                            Capital  Units  --   Description   of  the  Purchase
                            Contracts  --  Cancellation   of  Acceleration   and
                            Termination".

                Cumulative Preferred Stock and Depositary Shares

Depositary Shares........   Each Depositary Share will represent  ownership of 5
                            shares of Cumulative  Preferred Stock, which will be
                            deposited  with The Bank of New York,  as  Preferred
                            Stock  Depositary,  and, through the Preferred Stock
                            Depositary will entitle the holder, proportionately,
                            to all rights,  preferences  and  privileges  of the
                            Cumulative   Preferred  Stock  represented   thereby
                            (including   dividend,    voting,   redemption   and
                            liquidation rights).

Stated Value and
  Liquidation Preference.   The  Cumulative  Preferred  Stock will have a stated
                            value  of $200  per  share  ($1,000  per  Depositary
                            Share) and a liquidation preference of $200 per share ($1,000 per Depositary Share), plus dividends accrued and accumulated but unpaid.

Dividend Rate............   Dividends on the Cumulative  Preferred Stock will be
                            cumulative from the date of issue and are payable quarterly on February 28, May 30, August 30 and
                            November 30 of each year, at the rate of 8.03% per annum. The amount of dividends payable on the Cumulative Preferred Stock will be adjusted in the event of certain amendments to the Code in respect of the dividends received deduction.

Optional Redemption......   On and after  February 28, 2007, the Company may, at
                            its option, redeem the Cumulative Preferred Stock at redemption prices beginning at $205.354 per share
                            (equivalent to $1,026.77 per Depositary Share), plus accrued and accumulated but unpaid dividends thereon to but excluding the date fixed for redemption and declining to $200 per share (equivalent to $1,000 per Depositary Share) plus accrued and accumulated but unpaid dividends on or after February 28, 2012.
                            See  "Description  of Cumulative  Preferred Stock --
                            Optional Redemption".

Dividends Received
  Deduction Redemption...   The Cumulative Preferred Stock may also be redeemed,
                            as a whole  but not in part,  at the  option  of the
                            Company  in the event  that the  Dividends  Received
                            Percentage (as defined  herein) is reduced to 50% or
                            less, at redemption  prices  beginning,  on February
                            28,  1998,  at $210  per  share,  plus  accrued  and
                            accumulated  but unpaid  dividends to but  excluding
                            the date fixed for redemption, and declining ratably
                            to par over nine annual periods; provided that on or
                            after February 28, 2007, the redemption prices shall
                            be as set forth above for optional  redemption.  See
                            "Description   of  Cumulative   Preferred  Stock  --
                            Dividends Received Deduction Redemption".

Voting...................   The Cumulative  Preferred  Stock will have no voting
                            rights except as required by law and except that the holders, voting as a class with other holders of Cumulative Preferred Stock having the same right, will be entitled to elect two directors if dividends are in arrears for six or more quarterly dividend periods (whether or not consecutive).

Ranking..................   The  Cumulative  Preferred  Stock will rank prior to
                            the common stock, par value $1.00 per share, of the Company, and pari passu with the Company's other
                            Preferred Stock that is outstanding as of the date of this Prospectus Supplement.

                   RISK FACTORS RELATING TO THE CAPITAL UNITS

     Prospective   purchasers   should  consider,   in  addition  to  the  other
information contained in this Prospectus Supplement and the accompanying Prospectus, the following characteristics of the Capital Units.


Terms of the Capital Units

     Although the purchaser of a Capital Unit will initially hold an interest in a 20-year subordinated debt instrument of MS plc, purchasers of the Capital Units must be prepared to make an investment in the Cumulative Preferred Stock of the Company because, except in the limited circumstances described herein, the Company may require each holder of a Capital Unit to purchase a Depositary Share on any Interest Payment Date that is on or after February 28, 1998. The rights of a holder of the Company's Cumulative Preferred Stock are junior to those of a holder of a Debenture guaranteed by the Company.

     The dividend rate on the Cumulative Preferred Stock will not be adjusted to reflect subsequent changes in interest rates or the financial condition of the Company. Accordingly, the market value of a Depositary Share on a Purchase Date may be more or less than $1,000, the purchase price of a Depositary Share.

     Although the cancellation and termination provisions of the Purchase Contracts provide some protection against interest rate changes and credit risk, these provisions take effect only in the event of a significant increase in long-term interest rates or a significant deterioration in the financial condition of the Company. They will not protect a holder from less significant increases in interest rates or declines in the financial condition of the Company or any resulting decline in the market value of the Depositary Shares.

Obligations of the Capital Unit Agent

     Each Debenture and Guarantee constituting a part of a Capital Unit will be issued pursuant to the Subordinated Debt Indenture and each Purchase Contract constituting a part of a Capital Unit will be issued pursuant to the Capital Unit Agreement. Although the Subordinated Debt Indenture is qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), the Capital Unit Agreement will not be qualified as an indenture under the Trust Indenture Act and The Chase Manhattan Bank, in its capacities as both Capital Unit Agent and Book-Entry Unit Depositary, will not be required to qualify as a trustee thereunder. Under the terms of the Capital Unit Agreement, The Chase Manhattan Bank, in its capacities as both Capital Unit Agent and Book-Entry Unit Depositary, will have only limited obligations to the holders of the Capital Units and has not undertaken any fiduciary duty to the holders of Capital Units. See "Description of the Capital Units -- Description of Book-Entry Capital Units -- Obligations of Book-Entry Unit Depositary".

Proposed Tax Legislation

     Upon the occurrence of a Tax Event (as defined herein), the Debentures may be redeemed at any time within 90 days of a Tax Event, as a whole but not in part, at the option of MS plc, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to the Tax Event Prepayment Price (as defined herein).

     On December 7, 1995, President Clinton proposed certain tax law changes (the "December Proposal") that would, among other things, deny interest deductions on a debt instrument issued by a corporation that (i) is payable in stock of the issuer or a related party or (ii) has a maximum term of more than 20 years and that is not shown as indebtedness on the separate balance sheet of the issuer or, where the instrument is issued to a related party (other than a corporation), where the holder or some other related party issues a related instrument that is not shown as indebtedness on the issuer's consolidated balance sheet. The same proposal was included as part of President Clinton's Fiscal 1997 Budget Proposal announced on March 19, 1996 (the "March Proposal"). Under both the December Proposal and the March Proposal, the above-described provision would be effective generally for instruments issued on or after December 7, 1995. If the provision were to apply to the Debentures, MS plc would not be able to deduct interest on the Debentures. However, on March 29, 1996, the Chairmen of the Senate Finance and House Ways and Means Committees issued a joint statement to the effect that it was their intention that the effective date of the President's legislative proposals, if adopted, will be no earlier than the date of appropriate Congressional action. There can be no assurance, however, that current or future legislative or administrative proposals or final legislation will not adversely affect the ability of MS plc to deduct interest on the Debentures or otherwise affect the tax treatment described herein. Such a change, therefore, could give rise to a Tax Event, which would permit MS plc to cause a redemption of the Debentures upon receiving an opinion of counsel as described more fully under "Description of the Capital Units -- Description of the Debentures -- Tax Event Redemption". See also "Recent Tax Proposals".

     If following the issuance of the Cumulative Preferred Stock, the Dividends Received Percentage (as defined herein) is equal to or less than 50%, the Company, at its option, may redeem all, but not less than all, of the outstanding shares of the Cumulative Preferred Stock (and the Depositary Shares). Under both the December Proposal and the March Proposal, the Dividends Received Percentage that is currently available to corporate shareholders for certain dividends received from another corporation in which the shareholder owns less than 20% (by vote and value) would be reduced from 70% to 50%. The December Proposal proposed this reduction to be effective for dividends received or accrued after January 31, 1996, while the March Proposal proposed that such reduction apply only to dividends received or accrued after the 30th day after the enactment of the proposal. See "Description of Cumulative Preferred Stock -- Dividends Received Deduction Redemption" and "Recent Tax Proposals".


                        DESCRIPTION OF THE CAPITAL UNITS

     The following descriptions of the Capital Unit Agreement, the Capital Units, the Subordinated Debt Indenture, the Debentures and the Guarantees (referred to in the accompanying Prospectus as the "Offered Debt Securities") and the Purchase Contracts supplement the descriptions of the general terms and provisions of such agreement, such securities and such indenture set forth in the accompanying Prospectus, to which descriptions reference is hereby made. As used in the following description and under "Description of Preferred Stock" and "Description of Depositary Shares" below, the term "Company" means Morgan Stanley Group Inc. The following summary does not purport to be complete and is qualified in its entirety by reference to the Capital Unit Agreement, which will be filed, and the Subordinated Debt Indenture, which has been filed, with the Commission as exhibits to Current Reports on Form 8-K incorporated by reference in the accompanying Prospectus.

General

     Each Capital Unit will consist of (i) an 8.03% Subordinated Debenture of MS plc in a principal amount of $1,000, (ii) a full and unconditional subordinated Guarantee by the Company of the payment of principal, interest and any Additional Amounts (with respect only to Book-Entry Capital Units and Definitive Capital Units issued in exchange for Book-Entry Capital Units upon the occurrence of certain events) on the Debenture and (iii) a related Purchase Contract issued by the Company and requiring the purchase on the Purchase Date of one Depositary Share representing ownership of 5 shares of Cumulative Preferred Stock of the Company at a purchase price of $1,000 per Depositary Share. Prior to the settlement or redemption of the related Purchase Contracts, the Debentures, the Guarantees and the Purchase Contracts may be purchased and transferred only as Capital Units. To the extent a holder effects a Cash Settlement upon the closing of a Purchase Contract, the holder's Capital Unit will be cancelled and a Debenture and Guarantee that are not part of a Capital Unit will be issued to such holder. Such Debenture and Guarantee may be transferred by the holder thereof until maturity or earlier redemption but will not be listed on the New York Stock Exchange. See "-- Description of the Purchase Contracts -- Payment of Purchase Price; Delivery of Depositary Shares". Certificates representing Definitive Capital Units will be issued in definitive registered form without coupons.

     Prior to the purchase of Depositary Shares pursuant to the Purchase Contracts, the holders of the Capital Units, as such, will not be preferred stockholders of the Company or have any of the rights and privileges of a preferred stockholder.


Description of the Debentures

     General. The Debentures will be limited to $134,000,000 aggregate principal amount. The Debentures will bear interest at the rate per annum specified on the cover page hereof from the date of issuance or from the most recent Interest Payment Date to which interest has been paid or provided for, payable quarterly on February 28, May 30, August 30 and November 30 in each year, commencing February 28, 1997, to the Book-Entry Unit Depositary (in the case of the Book-Entry Capital Units) and to the persons in whose names Definitive Capital Units are registered at the close of business on the February 13, May 15, August 15 and November 15 (each, a "Record Date") immediately preceding such Interest Payment Date. If U.K. taxes are deducted or withheld from payments of principal or interest on a global Debenture that is part of a Book-Entry Capital Unit, MS plc will pay such Additional Amounts as are necessary so that the net payments received by U.S. holders of interests in the Book-Entry Capital Units will equal the net payments such U.S. holders would have received in the absence of any such deduction or withholding. Holders who request Definitive Capital Units will not be entitled to receive any such Additional Amounts. See "Certain Tax Considerations" below and "Description of Debt Securities of MS plc -Payment of Additional Amounts with respect to Debt Securities" in the accompanying Prospectus.

     Each Debenture will mature on February 28, 2017 but may be redeemed earlier or prepaid on any Purchase Date in connection with a Debenture Settlement of a related Purchase Contract under the circumstances described under "-- Description of the Purchase Contracts -- Payment of Purchase Price; Delivery of Depositary Shares" or upon a Tax Redemption. See "--Tax Event Redemption" and "-- Optional Redemption of Debentures".

     The Debentures will rank pari passu with all other subordinated indebtedness of MS plc and, together with such other subordinated indebtedness, will be subordinated in right of payment to Senior Indebtedness of MS plc. See "Description of Debt Securities of MS plc -- Subordinated Debt" in the accompanying Prospectus. As of the date of this Prospectus Supplement, MS plc has approximately $865.3 million of outstanding subordinated indebtedness and no outstanding Senior Indebtedness. Neither the Capital Unit Agreement nor the Subordinated Debt Indenture prohibits or limits the incurrence by MS plc of Senior Indebtedness or other indebtedness.

     The obligation of a holder under a Purchase Contract to purchase a Depositary Share will not be terminated or otherwise affected by the occurrence and continuance of an Event of Default with respect to the Debentures or the failure by the Company to pay any amount with respect to the Debentures pursuant to the Guarantee.

     The Subordinated Debt Indenture permits the defeasance of the Debentures upon the satisfaction of the conditions described under "Description of Debt Securities of MS plc -- Discharge, Defeasance and Covenant Defeasance" in the accompanying Prospectus. The Debentures are subject to such defeasance provisions.

     Optional Redemption of Debentures. The Debentures are not redeemable prior to February 28, 2007 unless a Tax Event has occurred. Subject to the limitations set forth below, the Debentures will be redeemable, in whole or in part, at the option of MS plc, upon not less than 30 nor more than 60 days' notice, on any Interest Payment Date on or after February 28, 2007, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest to the date of redemption, if redeemed during the twelve-month period beginning on February 28 of the years indicated below:

     Year                                               Percentage
     ----                                               ----------

     2007..........................................       102.677%
     2008..........................................       102.141%
     2009..........................................       101.606%
     2010..........................................       101.071%
     2011..........................................       100.535%

     On or after February 28, 2012, the redemption price will be 100%, plus accrued and unpaid interest to the date of redemption.

     Tax Event Redemption. Upon the occurrence of a Tax Event, the Debentures may be redeemed at any time, as a whole but not in part, within 90 days of a Tax Event at the option of MS plc, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to the Tax Event Prepayment Price (as defined below). Any such redemption is referred to herein as a "Tax Redemption".

     A "Tax Event" means either a U.S. Tax Event or a U.K. Tax Event. A "U.S. Tax Event" means the receipt by the Company of an opinion of counsel, rendered by a law firm having a recognized national tax practice, to the effect that, as a result of any amendment to, change in or announced prospective change in the laws (or any regulations thereunder) of the U.S. or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is adopted or which proposed change, pronouncement or decision is announced on or after the date of this Prospectus Supplement, there is more than an insubstantial risk that interest payable by MS plc on the Debentures is not, or within 90 days of the date of such opinion, will not be, deductible by MS plc, in whole or in part, for U.S. federal income tax purposes.

     A "U.K. Tax Event" means the determination by MS plc that, as a result of any change in or amendment to the laws or regulations or rulings promulgated thereunder of the U.K. or of any political subdivision or taxing authority thereof or therein or any change in the official application or interpretation of such laws, regulations or rulings, or any change in the official application or interpretation of, or any execution of or amendment to, any treaty or treaties affecting taxation to which the U.K. or such political subdivision or taxing authority is a party, which change or amendment becomes effective on or after the date of this Prospectus Supplement, (i) in making payments in respect of principal or interest on Debentures that are part of Book-Entry Capital Units it would become obligated to pay Additional Amounts with respect thereto as a result of any withholding taxes or similar charges imposed by or for the account of the U.K. or any political subdivision or taxing authority thereof or therein or (ii) the payment of interest on the Debentures would be treated as a "distribution" within the meaning of section 209 of the Income and Corporation Taxes Act 1988 of the U.K. (or any statutory modification or re-enactment thereof for the time being).

     "Tax Event Prepayment Price" means an amount equal to (i) if a Tax Redemption occurs before February 28, 2007, the greater of (a) 100% of the principal amount of such Debentures and (b) as determined by the Quotation Agent (as defined below), the sum of the present values of the principal amount and premium payable with respect to an optional redemption of such Debentures on February 28, 2007, together with the sum of the present values of the scheduled payments of interest from the prepayment date to February 28, 2007, all discounted to the prepayment date on a semi-annual basis (assuming a 360-day year consisting of 30-day months) at the Adjusted Treasury Rate, plus, in each case, accrued interest thereon to but excluding the date of prepayment or (ii) if a Tax Redemption occurs on or after February 28, 2007, the redemption prices (expressed as percentage of principal amount) set forth under "-- Optional Redemption of Debentures".

     "Adjusted Treasury Rate" means, with respect to any prepayment date, the Treasury Rate plus (i) 1.00% if such prepayment date occurs on or before February 28, 1998 or (ii) 0.50% if such prepayment date occurs after February 28, 1998.

     "Treasury Rate" means (i) the yield, under the heading which represents the average for the immediately prior week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities", for the maturity corresponding to the Remaining Life (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Remaining Life shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such prepayment date. The Treasury Rate shall be calculated on the third business day preceding the prepayment date.

     "Comparable Treasury Issue" means with respect to any prepayment date the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the Remaining Life that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life. If no United States Treasury security has a maturity which is within a period from three months before to three months after February 28, 2007, the two most closely corresponding United States Treasury securities shall be used as the Comparable Treasury Issue, and the Treasury Rate shall be interpolated or extrapolated on a straight-line basis, rounding to the nearest month using such securities.

     "Quotation Agent" means Morgan Stanley & Co. Incorporated ("MS & Co."), a wholly owned subsidiary of the Company, and its successors; provided, however, that if the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer. "Reference Treasury Dealer" means (i) the Quotation Agent or (ii) any other Primary Treasury Dealer selected by the Trustee after consultation with the Company.

     "Comparable Treasury Price" means (i) the average of five Reference Treasury Dealer Quotations for such prepayment date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of such Quotations.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any prepayment date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. New York City time, on the third business day preceding such prepayment date.

     In addition, the Company may accelerate the closing of a Purchase Contract requiring, at the holder's option, a Debenture Settlement or a Cash Settlement on any Interest Payment Date on or after February 28, 1998 in the manner provided in "-- Description of the Purchase Contracts -- Payment of Purchase Price; Delivery of Depositary Shares" and "-- Description of the Purchase Contracts -- Acceleration of Purchase". If the holder properly effects a Cash Settlement, the related Debenture may be redeemed at MS plc's option at a redemption price equal to 100% of the principal amount thereof, plus accrued interest to the date of redemption, on any Interest Payment Date that is no earlier than six months after the Purchase Date of such Purchase Contract. Any Debenture that remains outstanding after a Cash Settlement may be transferred by the holder thereof but will not be listed on the New York Stock Exchange. If fewer than all the Debentures are redeemed on a particular Interest Payment Date, Debentures will be redeemed on a pro rata basis (with adjustments to prevent fractions).

     Notwithstanding the foregoing, MS plc may not redeem any Debenture unless the related Purchase Contract has been redeemed on or prior to the redemption date for such Debenture or, if the closing of the related Purchase Contract has been accelerated as described under "-- Description of the Purchase Contracts -- Acceleration of Purchase", unless such Purchase Contract has been settled and the holder thereof had effected a Cash Settlement no less than six months prior to the date of redemption of such Debenture.

     Upon mailing of a redemption notice, interest on the Debentures called for redemption will cease to accrue from and after the date fixed for redemption (unless MS plc defaults in providing funds for the payment of the redemption price), and such Debentures (and any related Purchase Contracts) will no longer be deemed to be outstanding. On the date fixed for redemption, all rights and obligations of the holders of such Debentures (except the right to receive the redemption price, without interest) (and any related Purchase Contracts) will cease and the principal amount of the Debentures called for redemption will automatically be reduced to zero. MS plc's obligation to provide funds for such redemption will be deemed fulfilled if, on or before 12:00 noon, New York City time, on the date fixed for redemption, MS plc deposits with a paying agent (a "Paying Agent") funds necessary for such redemption, in trust with irrevocable instructions and authorization that such funds be applied to the redemption of the Debentures called for redemption upon surrender of any certificates therefor.

     The Guarantee. The Debentures will be fully and unconditionally guaranteed on a subordinated basis pursuant to a guarantee of the Company as to the payment of principal, interest and any Additional Amounts (with respect only to Book-Entry Capital Units and Definitive Capital Units issued in exchange for Book-Entry Capital Units upon the occurrence of certain events described under "Description of Book-Entry Capital Units -- Issuance of Definitive Capital Units") when and as the same shall become due and payable, whether at maturity or otherwise, pursuant to the terms of the Debentures. Under the terms of the Guarantee, holders of the Debentures will not be required to exercise their remedies against MS plc prior to proceeding directly against the Company. In addition, the Company will not be entitled to offset its obligations under the Guarantee against the holders' obligations under the Purchase Contracts or the provisions of the Capital Unit Agreement relating thereto. See "Description of Debt Securities of MS plc -- Guarantee of Debt Securities by the Company" in the accompanying Prospectus.

     Subordination of the Guarantee. The Guarantee will rank pari passu with all other subordinated indebtedness of the Company and, together with such other subordinated indebtedness, will be subordinated in right of payment to the prior payment in full of Senior Indebtedness of the Company. See "Description of Debt Securities of MS plc -- Subordinated Debt" and "-- Guarantee of Debt Securities by the Company" in the accompanying Prospectus. At August 31, 1996, the Company had approximately $22.4 billion aggregate principal amount of Senior Indebtedness outstanding and approximately $1.3 billion aggregate principal amount of subordinated indebtedness outstanding. In addition, the Company from time to time issues subordinated guarantees, including subordinated guarantees issued in respect of capital units which aggregated approximately $865.3 million at the date of this Prospectus Supplement. The Company expects from time to time to incur additional indebtedness constituting Senior Indebtedness of the Company, and neither the Capital Unit Agreement nor the Subordinated Debt Indenture prohibits or limits the incurrence by the Company of Senior Indebtedness or other indebtedness.


Description of the Purchase Contracts

     General. Each Purchase Contract will obligate the holder of the related Capital Unit to purchase, and the Company to sell, on August 30, 2016, one Depositary Share evidencing ownership of 5 shares of Cumulative Preferred Stock at a purchase price of $1,000 per Depositary Share (the "Purchase Price"); provided that the Company may, at its option, at any time or from time to time on not less than 30 nor more than 60 days' notice, accelerate the obligation of the holders of at least 50,000 or more Purchase Contracts to purchase, and the Company to sell, on the next succeeding Interest Payment Date (commencing with February 28, 1998), one Depositary Share per Purchase Contract subject to such accelerated closing; provided further that no such acceleration with respect to less than all outstanding Purchase Contracts shall result in fewer than 50,000 Purchase Contracts remaining outstanding after such accelerated purchase. If fewer than all Purchase Contracts are to be subject to closing on a particular Accelerated Purchase Date, the selection of the Purchase Contracts to be subject to such closing will be made on a pro rata basis (with adjustments to prevent fractions). If the closing of a Purchase Contract has been accelerated, unless the holder has elected and properly effected a Cash Settlement, such holder will be deemed to have elected a Debenture Settlement, in which case the related Debenture will be prepaid on the Purchase Date of the related Purchase Contract and such prepayment of the principal amount of the Debenture will be made to the Capital Unit Agent to be applied by the Capital Unit Agent to purchase a Depositary Share. See "-- Payment of Purchase Price; Delivery of Depositary Shares". Certain rights and obligations of the Company and the holders of the Capital Units under the Purchase Contracts are subject to cancellation or termination under certain circumstances. See "-- Cancellation of Acceleration and Termination".

     Payment of Purchase Price; Delivery of Depositary Shares. Under the terms of the Capital Unit Agreement, on any Purchase Date under a particular Purchase Contract, a holder may pay for the Depositary Share to be issued under such Purchase Contract by a Debenture Settlement or by a Cash Settlement. A holder must provide the Capital Unit Agent with written notice of its election to effect a Cash Settlement not less than 10 nor more than 20 days prior to such Purchase Date. A holder who does not provide such notice and actually delivers such cash payment pursuant to the Cash Settlement will be deemed to have elected a Debenture Settlement, in which case the Capital Unit Agent will purchase such holder's Depositary Share with the cash received by the Capital Unit Agent upon the prepayment of the principal amount of the related Debenture. If a holder properly effects a Cash Settlement, the holder's Capital Unit will be cancelled and a Debenture and Guarantee that are not part of a Capital Unit will be issued and will remain outstanding until the redemption or final maturity of such Debenture. See "-Description of the Debentures -- Optional Redemption of Debentures".

     To be effective, any payment of the Purchase Price by a holder of a Capital Unit (other than payment by a Debenture Settlement) must be made to the Capital Unit Agent prior to 12:00 noon, New York City time, on the business day immediately preceding the applicable Purchase Date in immediately available funds payable to or upon the order of the Company and must be made with respect to all, but not fewer than all, of the Purchase Contracts included in the Capital Units held by such holder with respect to which the Purchase Date is occurring.

     Upon receiving an effective payment of the Purchase Price (including payment by a Debenture Settlement) and upon surrender of the related Debenture (in the case of a Debenture Settlement), the Company will be obligated to issue and deliver the Cumulative Preferred Stock to the Preferred Stock Depositary, and Depositary Shares will be distributed by the Preferred Stock Depositary to the holders or their designees. In the case of Definitive Capital Units, any interest on the Debentures received by the Capital Unit Agent upon settlement of the related Purchase Contract will be distributed to the holders of such Definitive Capital Units entitled thereto upon presentation and surrender of the certificates evidencing such Definitive Capital Units. In the case of Book-Entry Capital Units, any interest on the Debentures received by the Capital Unit Agent will be distributed to DTC.

     Redemption of Purchase Contracts. On or after February 28, 2007, the Company may, at its option, redeem the Purchase Contracts, in whole or in part, upon not less than 30 nor more than 60 days' notice on any Interest Payment Date at a redemption price of $1.00 per Purchase Contract, provided that no partial redemption may result in fewer than 50,000 Purchase Contracts remaining outstanding after such redemption. In addition, all of the Purchase Contracts will be redeemed in the event that the Debentures are redeemed. See "-- Description of the Debentures -- Tax Event Redemption". The procedures for redemption of the Purchase Contracts will be substantially similar to the provisions described in the final paragraph under "-- Description of the Debentures -Optional Redemption of Debentures".

     Acceleration of Purchase. The Company may, at its option, accelerate to any Interest Payment Date that is on or after February 28, 1998 the closing of the purchase of 50,000 or more Purchase Contracts upon not less than 30 and not more than 60 days' notice, subject to cancellation and termination in the circumstances described below, provided that no partial acceleration may result in fewer than 50,000 Purchase Contracts remaining outstanding after such acceleration. If the closing of a Purchase Contract has been accelerated and the holder has properly effected a Cash Settlement, the related Debenture may be redeemed at MS plc's option on any Interest Payment Date that is no earlier than six months after the Purchase Date of such Purchase Contract. See "-Description of the Debentures -- Optional Redemption of Debentures". If the holder does not elect and properly effect a Cash Settlement, such holder will be deemed to have elected a Debenture Settlement, in which case the related Debenture will be prepaid on the settlement date of the related Purchase Contract and such prepayment of the principal amount of the Debenture will be made to the Capital Unit Agent to be applied by the Capital Unit Agent to purchase a Depositary Share. See "-- Payment of Purchase Price; Delivery of Depositary Shares". Any acceleration notice may be cancelled if the Company gives written notice of such cancellation to the Capital Unit Agent and the holders on or before the 10th day prior to the applicable Purchase Date.

     Cancellation of Acceleration and Termination. The Company will not be entitled to accelerate the obligations of the holders of the Capital Units under the Purchase Contracts to any Accelerated Purchase Date, and notice of any such acceleration will be automatically rescinded and annulled, if, at 5:00 P.M. New York City time on the date that is five business days prior to such Accelerated Purchase Date, (i) the Company has outstanding publicly held long-term senior unsecured debt obligations ("Long-Term Senior Debt") that are not rated with an investment grade rating by either Moody's Investors Service, Inc. (together with any successor, "Moody's") or Standard & Poor's Corporation (together with any successor, "S&P"); (ii) the market yield-to-maturity of the then-current 30-year U.S. Treasury bond exceeds 14%; or (iii) the Company has outstanding any shares of any class of stock of the Company ranking prior to the Cumulative Preferred Stock as to dividends or upon liquidation, unless the holders of not less than 66 2/3% of the Capital Units outstanding at the time of the issuance of such shares consented to such issuance (each, a "Cancellation Condition"). The rescission of any notice of acceleration as set forth above will not prevent the Company from giving notice of an Accelerated Purchase Date with respect to any Purchase Contracts at a later date.

     The term "investment grade" means a rating of Baa3 or above (or the equivalent) by Moody's, BBB- or above (or the equivalent) by S&P or an equivalent rating by one or more successor or substitute rating organizations and a "rating" will include any "implied" rating. If from time to time the Company has outstanding Long-Term Senior Debt that is not publicly rated by Moody's or S&P, or both, or the Capital Units are not publicly rated by Moody's or S&P, or both, the Company may select one or more nationally recognized statistical rating organizations to be substituted for Moody's or S&P, or both, as the case may be. The Company's Long-Term Senior Debt is currently rated A+ by S&P and A1 by Moody's.

     In addition, each Purchase Contract will automatically terminate (i) upon certain events of bankruptcy with respect to the Company or (ii) if at 5:00 P.M. New York City time on the date that is five business days prior to the Stated Purchase Date there exists a Cancellation Condition.

     The obligation of a holder under a Purchase Contract to purchase a Depositary Share will not be terminated or otherwise affected by the occurrence and continuance of an Event of Default with respect to the Debentures or the failure by the Company to pay any amount with respect to the Debentures pursuant to the Guarantee.

     Merger, Consolidation and Sales of Assets. Under the terms of the Capital Unit Agreement, in the case of any consolidation or merger of the Company with or into any other entity or the sale, transfer or lease of all or substantially all of the assets of the Company, unless its obligations with respect to the Purchase Contracts have been terminated (see "-- Cancellation of Acceleration and Termination"), each holder of the Capital Units then outstanding will have the right and the obligation under the related Purchase Contracts to purchase on the Purchase Date the number of shares, property or other assets which a holder of the number of shares of Cumulative Preferred Stock to which such Purchase Contracts related would have been entitled to receive as a result of such consolidation, merger, sale, transfer or lease.


Description of Book-Entry Capital Units

     General. All Debentures underlying Book-Entry Capital Units will be represented by a global Debenture without coupons (the "Global Debenture"), will be issued in a denomination equal to the aggregate principal amount of outstanding Debentures to be represented thereby and will be held by The Chase Manhattan Bank, as Book-Entry Unit Depositary. All Purchase Contracts underlying Book-Entry Capital Units will be represented by a registered global Purchase Contract (the "Global Purchase Contract") which will be registered in the name of The Chase Manhattan Bank, as Book-Entry Unit
Depositary, and will be issued in a denomination equal to the number of outstanding Purchase Contracts to be represented thereby. Such Global Debenture and Global Purchase Contract will be deposited with the Book-Entry Unit Depositary pursuant to the terms of the Capital Unit Agreement dated as of December 18, 1996 among MS plc, the Company, The Chase Manhattan Bank and the holders from time to time of Capital Units. The Book-Entry Unit Depositary will issue a certificateless depositary interest (which represents a 100% interest in the underlying Global Debenture and Global Purchase Contract) to DTC. Unless and until Book-Entry Capital Units are exchanged in whole or in part for Definitive Capital Units, the depositary interest held by DTC may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor.

     Pursuant to the Capital Unit Agreement, MS plc will appoint the Book-Entry Unit Depositary as its agent for purposes of maintaining a register recording the right to receive payments of principal of and interest on the Global Debenture that is part of the Book-Entry Capital Units. Interests in such Global Debenture cannot be transferred unless such transfer is recorded on the register maintained by the Book-Entry Unit Depositary.

     Ownership of beneficial interests in Book-Entry Capital Units will be limited to persons that have accounts with DTC ("participants") or persons that may hold interests through participants. Procedures with respect to the ownership of Book-Entry Capital Units are set forth below.

     So long as the Book-Entry Unit Depositary, or its nominee, is the holder of the Global Debenture and the Global Purchase Contract underlying Book-Entry Capital Units, the Book-Entry Unit Depositary or such nominee, as the case may be, will be considered the sole holder of such Global Debenture for all purposes under the Subordinated Debt Indenture and of such Global Purchase Contract for all purposes under the Capital Unit Agreement. Except as set forth below under "-- Issuance of Definitive Capital Units", participants or persons that may hold interests through participants will not be entitled to have Book-Entry Capital Units registered in their names, will not receive or be entitled to receive physical delivery of Book-Entry Capital Units in definitive form and will not be considered the owners or holders thereof under the Subordinated Debt Indenture or Capital Unit Agreement. Accordingly, each person owning an interest in a Book-Entry Capital Unit must rely on the procedures of the Book-Entry Unit Depositary and DTC and, if such person is not a participant in DTC, on the procedures of the participant through which such person owns its interest, to exercise any rights and obligations of a holder under the Subordinated Debt Indenture or Capital Unit Agreement. See "-- Action by Holders of Book-Entry Capital Units".

     Payments on Global Debenture and Global Purchase Contract. Payment of any amounts in respect of Global Debentures and payment of any redemption amounts for Global Purchase Contracts will be made to the Book-Entry Unit Depositary, as the holder thereof and as collecting agent for DTC. The Book-Entry Unit Depositary will distribute all such payments to DTC, which will distribute such payment to its participants. All such payments will be distributed without deduction or withholding for any taxes or other governmental charges, or if any such deduction or withholding is required to be made under the provisions of any applicable law or regulation, then, except as described in the accompanying
Prospectus  under  "Description  of  Debt  Securities  of MS  plc  -Payments  of
Additional Amounts with respect to Debt Securities", the Company or MS plc (in respect of the Global Debenture) will pay or cause to be paid such additional amounts as may be necessary in order that the net amounts received by holders of beneficial interests in the Global Debenture or the Global Purchase Contract after such deduction or withholding, will equal the net amounts that such holders would have otherwise received in respect of the Global Debenture or
Global Purchase Contract, as the case may be, absent such deduction or withholding. DTC, upon receipt of any such payment, will immediately credit participants' accounts with payments in amounts proportionate to their respective ownership of Book-Entry Capital Units, as shown on the records of DTC. The Company and MS plc expect that payments by participants to owners of interests in Book-Entry Capital Units held through such participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participants. None of the Company, MS plc, the Trustee or any other agent of the Company, MS plc or the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of a participant's interest in Book-Entry Capital Units or for maintaining, supervising or reviewing any records relating to a participant's interest in Book-Entry Capital Units.

     DTC has advised the Company and MS plc as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Ownership of Book-Entry Capital Units will be limited to DTC participants or persons that may hold interests through participants. Upon the issuance by the Book-Entry Unit Depositary of the certificateless depositary interest to DTC, DTC will credit, on its book-entry registration and transfer system, the participants' accounts with the respective interests beneficially owned by such participants. The accounts to be credited shall be designated by the Underwriters. Ownership of interests in Book-Entry Capital Units will be shown on, and the transfer of such interests will be effected only through, records maintained by DTC (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge Book-Entry Capital Units.

     The Company and MS plc understand that under existing industry practices, if either of them requests any action of holders of Book-Entry Capital Units or if an owner of a Book-Entry Capital Unit desires to give or take any action that a holder is entitled to give or take under the Subordinated Debt Indenture or Capital Unit Agreement, including the election to make a Cash Settlement on any Purchase Date, DTC would authorize the participants holding the relevant Book-Entry Capital Units to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

     Redemption. In the event the Global Debenture or Global Purchase Contract (or portion thereof) is redeemed, the Book-Entry Unit Depositary will redeem, from the amount received by it in respect of the redemption of the Global Debenture or Global Purchase Contract, as the case may be, an equal amount of the depositary interest issued to DTC. The redemption price payable in connection with the redemption of Book-Entry Capital Units will be equal to the amount received by the Book-Entry Unit Depositary in connection with the redemption of the Global Debenture or Global Purchase Contract (or portion thereof), as the case may be, less any amounts required to be withheld in respect of taxes.

     Transfers. All transfers of interests in Book-Entry Capital Units will be recorded in accordance with the book-entry system maintained by DTC, pursuant to customary procedures established by DTC and its participants. See "-- General". Investors may transfer or exchange interests in Book-Entry Capital Units for Definitive Capital Units as set forth under "-- Issuance of Definitive Capital Units" below and investors may transfer or exchange interests in Definitive Capital Units for interests in Book-Entry Capital Units by depositing their Definitive Capital Units with the Capital Unit Agent and requesting the Capital Unit Agent to effect such transfer or exchange. The amount of the depositary interest held by DTC will be increased and decreased to reflect such transfers or exchanges. The Book-Entry Unit Depositary will make the appropriate adjustments to the Global Debenture and Global Purchase Contract underlying the Book-Entry Capital Units to reflect any such transfers or exchanges.

     Acceleration. Holders of Book-Entry Capital Units may elect to effect a Cash Settlement on a Purchase Date in lieu of surrendering such holders' interest in the Global Debenture in accordance with procedures set forth under "-- Action by Holders of Book-Entry Capital Units" below. If such holders effect such a Cash Settlement, or if all or any portion of the Global Purchase Contract is redeemed, a second global Debenture (including a Guarantee) without coupons will be issued by MS plc to the Book-Entry Unit Depositary representing the aggregate principal amount of Debentures that will remain outstanding without a related Purchase Contract. The Book-Entry Unit Depositary will then issue a corresponding certificateless depositary interest in such second global Debenture (and Guarantee) to DTC. The second global Debenture (and corresponding certificateless depositary interest in such Debenture issued to DTC) will be issued in an amount equal to the aggregate principal amount of Debentures that were not repaid in connection with the acceleration or redemption of the related Purchase Contracts and the aggregate principal amount of the initial Global Debenture underlying Book-Entry Capital Units will be reduced by a corresponding amount. MS plc will appoint the Book-Entry Unit Depositary as its agent for purposes of maintaining a register recording the right to principal of and interest on the second global Debenture. Interests in such second global Debenture cannot be transferred unless such transfer is recorded on the register maintained by the Book-Entry Unit Depositary. DTC will also operate a book-entry system with respect to the depositary interest issued to it in respect of the second global Debenture. Depositary Shares issuable to holders of Book-Entry Capital Units will be issued to or upon the order of DTC (or its nominee) on behalf of such holders.

     Holders of Definitive Capital Units must tender their Definitive Capital Units to the Capital Unit Agent in order to receive the Depositary Shares representing the Cumulative Preferred Stock issuable upon the settlement of the related Purchase Contract (whether such settlement is a Cash Settlement or a Debenture Settlement). See "Description of the Capital Units -- Certain Provisions of the Capital Unit Agreement -- Payment, Settlement, Transfer and Exchange of Definitive Capital Units" in the accompanying Prospectus. When Definitive Capital Units are received by the Capital Unit Agent, the Purchase Contract portion of each such Definitive Capital Unit will be cancelled and a certificate for the Depositary Shares representing an interest in the Cumulative Preferred Stock will be issued to the holder. If the holder has elected and properly effected a Cash Settlement, a certificate evidencing a Debenture and Guarantee will also be issued to the holder. Transfers between interests in the second global Debenture and definitive registered Debentures which are no longer part of a Definitive Capital Unit will be effected in the same manner as described in "-- Transfers" above.

     Issuance of Definitive Capital Units. Holders of Book-Entry Capital Units will be entitled to receive Definitive Capital Units in registered form if DTC is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor to DTC registered as a clearing agency under the Exchange Act is not appointed by the Company and MS plc within 90 days. In addition, Definitive Capital Units will be issued in exchange for all Book-Entry Capital Units (i) if the Book-Entry Unit Depositary is at any time unwilling or unable to continue as Book-Entry Unit Depositary and a successor Book-Entry Unit Depositary is not appointed by the Company and MS plc within 90 days, (ii) upon the occurrence of an Event of Default with respect to the Debentures or (iii) if the Company and MS plc at any time and in their sole discretion determine not to have any of the Capital Units represented by Book-Entry Capital Units. Any Definitive Capital Units issued in exchange for Book-Entry Capital Units will be registered in such name or names as the Book-Entry Unit Depositary shall instruct the Trustee and Capital Unit Agent, respectively, based on the instructions of DTC. It is expected that such instructions will be based upon directions received by DTC from participants with respect to ownership of Book-Entry Capital Units.

     In addition to the foregoing, holders who purchase Capital Units as part of their initial offering pursuant to this Prospectus Supplement and holders of Book-Entry Capital Units will be entitled to request and receive Definitive Capital Units. In the case of a person holding Book-Entry Capital Units, Definitive Capital Units will be issued to and registered in the name of, or as directed by, such person only upon the request in writing by the Book-Entry Unit Depositary (based upon the instructions of DTC).

     HOLDERS SHOULD BE AWARE THAT, UNDER CURRENT U.K. TAX LAW, UPON THE ISSUANCE TO A HOLDER OF DEFINITIVE CAPITAL UNITS, SUCH HOLDER WILL BECOME SUBJECT TO U.K. INCOME TAX (CURRENTLY 20%) TO BE WITHHELD ON ANY PAYMENTS OF INTEREST ON

THE DEBENTURES CONSTITUTING PART OF THE DEFINITIVE CAPITAL UNITS AS SET FORTH UNDER "CERTAIN TAX CONSEQUENCES". IF SUCH DEFINITIVE CAPITAL UNITS ARE ISSUED PURSUANT TO THE REQUEST OF A HOLDER, NEITHER MS PLC NOR THE COMPANY WILL BE OBLIGATED TO PAY ANY ADDITIONAL AMOUNTS WITH RESPECT TO THE DEBENTURES. However, U.S. holders of Definitive Capital Units may be entitled to receive a refund of withheld amounts from the U.K. Inland Revenue in certain circumstances. See "Certain Tax Considerations". In addition, if a holder receives Definitive Capital Units other than pursuant to its request, such holder will be entitled to receive Additional Amounts with respect to the Debentures that are part of such Definitive Capital Units. See "Description of Debt Securities of MS plc -- Payment of Additional Amounts with respect to Debt Securities" in the accompanying Prospectus.

     Action by Holders of Book-Entry Capital Units. As soon as practicable after receipt by the Book-Entry Unit Depositary of notice of any solicitation of consents or request for a waiver or other action by the holders of Book-Entry Capital Units, the Book-Entry Unit Depositary will mail to DTC a notice containing (i) such information as is contained in such notice, (ii) a statement that at the close of business on a specified record date DTC will be entitled to instruct the Book-Entry Unit Depositary as to the consent, waiver or other action, if any, pertaining to the Book-Entry Capital Units, and (iii) a statement as to the manner in which such instructions may be given. Upon the written request of DTC, the Book-Entry Unit Depositary shall endeavor insofar as practicable to take such action regarding the requested consent, waiver or other action in respect of the Book-Entry Capital Units in accordance with any instructions set forth in such request. DTC is expected to follow the procedures described under "-General" above with respect to soliciting instructions from its participants. The Book-Entry Unit Depositary will not exercise any discretion in the granting of consents or waivers or the taking of any other action relating to the Capital Unit Agreement or the Subordinated Debt Indenture.

     Reports. The Book-Entry Unit Depositary will immediately send to DTC a copy of any notices, reports and other communications received relating to MS plc, the Company or Book-Entry Capital Units.

     Action by Book-Entry Unit Depositary. Upon the occurrence of a default with respect to the Book-Entry Capital Units, or in connection with any other right of the holder of the Global Debenture under the Subordinated Debt Indenture or the Global Purchase Contract under the Capital Unit Agreement, if requested in writing by DTC, the Book-Entry Unit Depositary will take any such action as shall be requested in such notice; provided that the Book-Entry Unit Depositary has been offered reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request by the holders of Book-Entry Capital Units.

     Charges of Book-Entry Unit Depositary. The Company and MS plc have agreed to pay all charges of the Book-Entry Unit Depositary under the Capital Unit Agreement. The Company and MS plc also have agreed to indemnify the Book-Entry Unit Depositary against certain liabilities incurred by it under the Capital Unit Agreement.

     Amendment and Termination. In addition to the matters described under "Description of the Capital Units -- Certain Provisions of the Capital Unit Agreement -- Modification" in the accompanying Prospectus, the Capital Unit Agreement may be amended by agreement among the Company, MS plc, the Capital Unit Agent and the Book-Entry Unit Depositary. The consent of DTC shall not be required in connection with any amendment to the Capital Unit Agreement (i) to cure any inconsistency or ambiguity in the Capital Unit Agreement, (ii) to add to the covenants and agreements of the Book-Entry Unit Depositary, the Capital Unit Agent or the Company and MS plc, as applicable, (iii) to effectuate the assignment of the Book-Entry Unit Depositary's rights and duties to a qualified successor, (iv) to comply with the Securities Act, the Exchange Act or the U.S. Investment Company Act of 1940, as amended, or (v) to modify, alter, amend or supplement the Capital Unit Agreement in any other manner that is not adverse to DTC or the holders of Book-Entry Capital Units. Except as set forth above, no amendment that adversely affects DTC may be made to the Capital Unit Agreement or the Book-Entry Capital Units without the consent of DTC.

     The Book-Entry Unit Depositary will at any time at the direction of the Company or MS plc, as applicable, terminate the Book-Entry Capital Unit provisions of the Capital Unit Agreement by mailing a notice of such termination to the Company, MS plc, the Trustee and the Capital Unit Agent and requesting that the Trustee and the Capital Unit Agent, as applicable, issue Definitive Capital Units, in replacement of Book-Entry Capital Units to the persons and in the amounts as specified by DTC. Upon the issuance of such Definitive Capital Units, the Book-Entry Capital Unit provisions of the Capital Unit Agreement will terminate. The Book-Entry Capital Unit provisions of the Capital Unit Agreement may also be terminated upon the resignation of the Book-Entry Unit Depositary if no successor has been appointed within 90 days as set forth under "-- Resignation or Removal of Book-Entry Unit Depositary" below.

     Resignation or Removal of Book-Entry Unit Depositary. The Book-Entry Unit Depositary may at any time resign as Book-Entry Unit Depositary by written notice delivered to each of the Company, MS plc, the Trustee and the Capital Unit Agent, such resignation to take effect upon the appointment by the Company and MS plc of a successor book-entry unit depositary and its acceptance of such appointment. If at the end of 90 days after delivery of such notice, no successor depositary has been appointed or has accepted such appointment, the Book-Entry Unit Depositary may terminate the Book-Entry Capital Unit provisions of the Capital Unit Agreement.

     Obligations of Book-Entry Unit Depositary. The Book-Entry Unit Depositary will assume no obligation or liability under the Capital Unit Agreement other than to use good faith and reasonable care in the performance of its duties under the Capital Unit Agreement.


Description of Definitive Capital Units

     For a further description of Definitive Capital Units and the related provisions of the Capital Unit Agreement, see "Description of the Capital Units" in the accompanying Prospectus.


Information Concerning the Capital Unit Agent, the Book-Entry Unit Depositary and the Trustee

     The Chase Manhattan Bank (formerly known as Chemical Bank) is the Capital Unit Agent and Book-Entry Unit Depositary under the Capital Unit Agreement and the Trustee under the Subordinated Debt Indenture. The Chase Manhattan Bank is one of a number of banks with which the Company and its subsidiaries maintain ordinary banking relationships and with which the Company and its subsidiaries maintain credit facilities.


     DESCRIPTION OF CUMULATIVE PREFERRED STOCK

     The following description of the Cumulative Preferred Stock offered hereby supplements the description of the general terms and provisions of the Offered Preferred Stock set forth in the Prospectus, to which description reference is hereby made. The Company and MS plc currently have outstanding Capital Units that may result in up to 611,237 shares of the Company's 7.82% Cumulative Preferred Stock, with a stated value of $200.00 per share (the "7.82% Preferred Stock"), being issued at any time, up to 1,150,000 shares of the Company's 7.80% Cumulative Preferred Stock, with a stated value of $200.00 per share (the "7.80% Preferred Stock"), being issued at any time, up to 720,900 shares of the Company's 9.00% Cumulative Preferred Stock, with a stated value of $200.00 per share (the "9.00% Preferred Stock"), being issued at any time, up to 996,775 shares of the Company's 8.40% Cumulative Preferred Stock, with a stated value of $200.00 per share (the "8.40% Preferred Stock"), being issued at any time, and up to 847,500 shares of the Company's 8.20% Preferred Stock, with a stated value of $200.00 per share (the "8.20% Preferred Stock"), being issued at any time. If issued, the liquidation preference with respect to each of the 7.82% Preferred Stock, the 7.80% Preferred Stock, the 9.00% Preferred Stock, the 8.40% Preferred Stock and the 8.20% Preferred Stock would be $200.00 per share and each of the 7.82% Preferred Stock, the 7.80% Preferred Stock, the 9.00% Preferred Stock, the 8.40% Preferred Stock and the 8.20% Preferred Stock would be redeemable at the option of the Company on and after November 30, 1998, February 28, 1999, February 28, 2000, August 30, 2000 and November 30, 2000, respectively. Unless the context otherwise requires, as used in this Prospectus Supplement and the accompanying Prospectus, the term "Existing Cumulative Preferred Stock" includes shares of 7.82% Preferred Stock, 7.80% Preferred Stock, 9.00% Preferred Stock, the 8.40%

Preferred Stock and the 8.20% Preferred Stock that may be issued by the Company. The following summary of the particular terms and provisions of the Cumulative Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the Company's Restated Certificate of Incorporation and the Certificate of Designation of Preferences and Rights of the Cumulative Preferred Stock (the "Certificate of Designation").

     Pursuant to action of the Board of Directors of the Company or a committee thereof (the "Committee"), the shares of Cumulative Preferred Stock represented by the Depositary Shares constitute a single series of Cumulative Preferred Stock. The Cumulative Preferred Stock is not convertible into shares of any other class or series of stock of the Company. Shares of Cumulative Preferred Stock have no preemptive rights. Any shares of Cumulative Preferred Stock that are surrendered for redemption will be returned to the status of authorized and unissued Preferred Stock.

     The Bank of New York is the registrar, transfer agent and dividend disbursing agent for the shares of Cumulative Preferred Stock.

     Rank. As of the date hereof, the Cumulative Preferred Stock ranks as to payment of dividends and amounts payable on liquidation prior to the Common Stock and on a parity with the ESOP Preferred Stock and each series of the Existing Cumulative Preferred Stock.

     Dividends. Holders of shares of Cumulative Preferred Stock are entitled to receive, when and as declared by the Board of Directors or the Committee out of funds legally available therefor, cash dividends payable quarterly at the rate of 8.03% per annum. Dividends on the Cumulative Preferred Stock, calculated as a percentage of the stated value, will be payable quarterly on February 28, May 30, August 30 and November 30, commencing on the first such date occurring after the Cumulative Preferred Stock is issued pursuant to the Purchase Contracts. Dividends on the Cumulative Preferred Stock will be cumulative from the date of initial issuance of such Cumulative Preferred Stock. Dividends will be payable to holders of record as they appear on the stock books of the Company on such record dates, not more than 60 nor less than 10 days preceding the payment dates, as shall be fixed by the Board of Directors or the Committee.

     Changes in the Dividends Received Percentage. If one or more amendments to the Code are enacted that reduce the percentage of the dividends received deduction as specified in Section 243(a)(1) of the Code or any successor provision (the "Dividends Received Percentage") to below the existing Dividends Received Percentage (currently 70%), the amount of each dividend payable per share of the Cumulative Preferred Stock for dividend payments made on or after the date of enactment of such change, and so long as the Dividends Received Percentage remains below 70%, will be adjusted by multiplying the amount of the dividend payable determined as described above (before adjustment) by a factor, which will be the number determined in accordance with the following formula (the "DRD Formula"), and rounding the result to the nearest cent:

                               1 - (.35 (1 - .70))
                            -------------------------
                               1 - (.35 (1 - DRP))

For the purposes of the DRD Formula, "DRP" means the Dividends Received Percentage applicable to the dividend in question. No amendment to the Code, other than a change in the percentage of the dividends received deduction set forth in Section 243(a)(1) of the Code or any successor provision, will give rise to an adjustment. Notwithstanding the foregoing provisions, in the event that, with respect to any such amendment, the Company will receive either an unqualified opinion of nationally recognized independent tax counsel selected by the Company or a private letter ruling or similar form of authorization from the Internal Revenue Service to the effect that such an amendment would not apply to dividends payable on the Cumulative Preferred Stock, then any such amendment will not result in the adjustment provided for pursuant to the DRD Formula. The opinion referenced in the previous sentence will be based upon a specific exception in the legislation amending the DRP or upon a published pronouncement of the Internal Revenue Service addressing such legislation. Unless the context otherwise requires, references to dividends in this Prospectus Supplement will mean dividends as adjusted by the DRD Formula. The

Company's calculation of the dividends payable, as so adjusted and as certified accurate as to calculation and reasonable as to method by the independent certified public accountants then regularly engaged by the Company, will be final and not subject to review absent manifest error.

     If  any  amendment  to  the  Code  which  reduces  the  Dividends  Received
Percentage to below 70% is enacted after a dividend payable on a dividend payment date has been declared and on or before such dividend is paid, the amount of dividend payable on such dividend payment date will not be increased. Instead, an amount, equal to the excess of (x) the product of the dividends paid by the Company on such dividend payment date and the DRD Formula (where the DRP used in the DRD Formula would be equal to the reduced Dividends Received Percentage) over (y) the dividends paid by the Company on such dividend payment date, will be payable on the next succeeding dividend payment date to holders of record on the record date for such next succeeding dividend payment, in addition to any other amounts payable on such date.

     In the event that the amount of dividends payable per share of the Cumulative Preferred Stock will be adjusted pursuant to the DRD Formula, the Company will cause notice of each such adjustment to be sent to the holders of the Cumulative Preferred Stock.

     In the event that the Dividends Received Percentage is reduced to 50% or less, the Company may, at its option, redeem the Cumulative Preferred Stock, as a whole but not in part, as described below. See "-- Dividends Received Deduction Redemption". See also "Recent Tax Proposals" for a discussion of
certain  Proposals  (as  defined  herein)  to  reduce  the  Dividends   Received
Percentage.

     Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Company, the holders of shares of Cumulative Preferred Stock will be entitled to receive out of the assets of the Company available for distribution to stockholders, before any distribution is made to holders of (i) any other shares of Preferred Stock ranking junior to the Cumulative Preferred Stock as to rights upon liquidation, dissolution or winding up that may be issued in the future or (ii) Common Stock, liquidating distributions in the amount of $200 per share (equivalent to $1,000 per Depositary Share), plus accrued and accumulated but unpaid dividends to the date of final distribution, but the holders of the shares of Cumulative Preferred Stock will not be entitled to receive the liquidation price of such shares until the liquidation preference of any other shares of the Company's capital stock ranking senior to the Cumulative Preferred Stock as to rights upon liquidation, dissolution or winding up shall have been paid (or a sum set aside therefor sufficient to provide for payment) in full.

     Optional Redemption. The Cumulative Preferred Stock is not subject to any mandatory redemption or sinking fund provision. The Cumulative Preferred Stock is not redeemable prior to February 28, 2007 except as described below. On or after such date, the Cumulative Preferred Stock will be redeemable at the option of the Company, in whole or in part, upon not less than 30 days' notice at the redemption prices set forth below, plus accrued and accumulated but unpaid dividends to but excluding the date fixed for redemption, if redeemed during the twelve-month period beginning on February 28 of the years indicated below:

Year                                      Redemption Price
----                                      ----------------
                                     Per Share    Per Depositary Share
                                     ---------    --------------------
2007...........................      $205.354         $1,026.77
2008...........................       204.282          1,021.41
2009...........................       203.212          1,016.06
2010...........................       202.142          1,010.71
2011...........................       201.070          1,005.35
On or after 2012...............       200.000          1,000.00


     If full cumulative dividends on the Cumulative Preferred Stock have not been paid, the Cumulative Preferred Stock may not be redeemed in part and the Company may not purchase or acquire any share of Cumulative Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of the Cumulative Preferred Stock. If fewer than all the outstanding shares of Cumulative Preferred Stock are to be redeemed, the Company will select those to be redeemed by lot or a substantially equivalent method.

     Dividends Received Deduction Redemption. If following the issuance of the Cumulative Preferred Stock the Dividends Received Percentage is equal to or less than 50% and, as a result, the amount of dividends on the Cumulative Preferred Stock payable on any dividend payment date will be or is adjusted upwards as described above under "-- Changes in the Dividends Received Percentage", the Company, at its option, may redeem all, but not less than all, of the outstanding shares of the Cumulative Preferred Stock (and the Depositary Shares), provided that within sixty days of the later of the date on which an amendment to the Code is enacted which reduces the Dividends Received Percentage to 50% or less or the date on which notice of acceleration of the Purchase Contracts is given, the Company sends notice to holders of the Cumulative Preferred Stock of such redemption. A redemption of the Cumulative Preferred Stock pursuant to this paragraph will take place on the date specified in the notice, which shall be not less than thirty nor more than sixty days from the date such notice is sent to holders of the Cumulative Preferred Stock. A redemption of the Cumulative Preferred Stock in accordance with this paragraph shall be at the applicable redemption price set forth in the following table, in each case plus accrued and accumulated but unpaid dividends thereon to but excluding the date fixed for redemption, including any changes in dividends payable due to changes in the Dividends Received Percentage.

Redemption Period                                  Redemption Price
-----------------                                  ----------------
                                               Per Share    Per Depositary Share
                                               ---------    --------------------
February 28, 1998 to February 27, 1999.......   $210.000         $1,050.000
February 28, 1999 to February 27, 2000.......    208.889          1,044.444
February 28, 2000 to February 27, 2001.......    207.778          1,038.889
February 28, 2001 to February 27, 2002.......    206.667          1,033.333
February 28, 2002 to February 27, 2003.......    205.556          1,027.778
February 28, 2003 to February 27, 2004.......    204.444          1,022.222
February 28, 2004 to February 27, 2005.......    203.333          1,016.667
February 28, 2005 to February 27, 2006.......    202.222          1,011.111
February 28, 2006 to February 27, 2007.......    201.111          1,005.556


If a redemption of the Cumulative Preferred Stock pursuant to this paragraph occurs on or after February 28, 2007, the redemption prices shall be as set forth in the first paragraph under " -- Optional Redemption".

     Voting Rights. Holders of Cumulative Preferred Stock will not have any voting rights except as set forth below or as otherwise from time to time required by law. Whenever dividends on Cumulative Preferred Stock or any other class or series of stock ranking on a parity with the Cumulative Preferred Stock with respect to the payment of dividends shall be in arrears for dividend periods, whether or not consecutive, containing in the aggregate a number of days equivalent to six calendar quarters, the holders of shares of Cumulative Preferred Stock (voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two of the authorized number of directors of the Company at the next annual meeting of stockholders and at each subsequent meeting until all dividends accumulated on Cumulative Preferred Stock have been fully paid or set apart for payment. The term of office of all directors elected by the holders of Preferred Stock shall terminate immediately upon the termination of the right of the holders of Preferred Stock to vote for directors. Holders of shares of Cumulative Preferred Stock will have one vote for each share held.


                        DESCRIPTION OF DEPOSITARY SHARES

     Each Depositary Share represents 5 shares of Cumulative Preferred Stock deposited with the Preferred Stock Depositary pursuant to the Deposit Agreement, dated as of December 18, 1996 (the "Deposit Agreement"), among the Company, The Bank of New York, as depositary (the "Preferred Stock Depositary"), and the holders from time to time of depositary receipts issued thereunder. Subject to the terms of the Deposit Agreement, each holder of a Depositary Share is entitled, through the Preferred Stock Depositary, in proportion to the 5 shares of Cumulative Preferred Stock represented by such Depositary Share, to all the rights, preferences and privileges of the Cumulative Preferred Stock represented thereby (including dividend, voting and liquidation rights) contained in the Certificate of Designation summarized under "Description of Capital Stock of the Company -- Offered Preferred Stock" in the accompanying Prospectus. The Company does not expect that there will be any public trading market for the Cumulative Preferred Stock except as represented by the Depositary Shares. The Depositary Shares will be evidenced by depositary receipts ("Depositary Receipts") issued pursuant to the Deposit Agreement.

     The following description of the particular terms and provisions of the Depositary Shares supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Depositary Shares set forth in the accompanying Prospectus, to which description reference is hereby made. The following summary of the Depositary Shares, the Depositary Receipts and the Deposit Agreement does not purport to be complete and is qualified in its entirety by reference to the Deposit Agreement (which contains the form of Depositary Receipt).

     Issuance of Depositary Receipts. Immediately following the issuance of the Cumulative Preferred Stock by the Company, the Company will deposit the Cumulative Preferred Stock with the Preferred Stock Depositary, which will then issue and deliver the Depositary Receipts to the holders of Capital Units who have satisfied their obligations under the related Purchase Contracts. Depositary Receipts will be issued evidencing only whole Depositary Shares.

     Dividends and Other Distribution. The Preferred Stock Depositary will distribute all cash dividends or other cash distributions received in respect of the Cumulative Preferred Stock to the record holders of Depositary Shares in proportion to the number of the Depositary Shares owned by such holders. The amount distributed will be reduced by any amounts required to be withheld by the Company or the Preferred Stock Depositary on account of taxes or other governmental charges.

     Withdrawal of Stock. Upon surrender of the Depositary Receipts at the corporate trust office of the Preferred Stock Depositary and upon payment of the taxes, charges and fees provided for in the Deposit Agreement and subject to the terms thereof, the holder of the Depositary Shares evidenced thereby is entitled to delivery at such office, to or upon his or her order, of the number of whole shares of Cumulative Preferred Stock and any money or other property, if any, represented by such Depositary Shares. Holders of Depositary Shares will be entitled to receive whole shares of Cumulative Preferred Stock on the basis set forth herein, but holders of such whole shares of Cumulative Preferred Stock will not thereafter be entitled to deposit such shares of Cumulative Preferred Stock with the Preferred Stock Depositary or to receive Depositary Shares therefor.

     Voting. Because each Depositary Share represents ownership of 5 shares of Cumulative Preferred Stock, holders of Depositary Shares will be entitled to 5 votes per Depositary Share under the limited circumstances in which the holders of Cumulative Preferred Stock are entitled to vote.

     Redemption. The Depositary Shares will be redeemed, upon not less than 30 days' notice, using the cash proceeds received by the Preferred Stock Depositary resulting from any redemption of shares of Cumulative Preferred Stock held by the Preferred Stock Depositary. The redemption price will be equal to the redemption prices set forth under "Description of Cumulative Preferred Stock -- Optional Redemption" and "-- Dividends Received Deduction Redemption". If the Company redeems shares of Cumulative Preferred Stock held by the Preferred Stock Depositary, the Preferred Stock Depositary will redeem as of the same redemption date the number of Depositary Shares representing the shares of Cumulative Preferred Stock so redeemed. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or substantially equivalent method determined by the Preferred Stock Depositary.

     Holders of Depositary Receipts will pay transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

                              RECENT TAX PROPOSALS

     On December 7, 1995, President Clinton proposed the December Proposal that would, among other things, deny interest deductions on a debt instrument, issued by a corporation, that (i) is payable in stock of the issuer or a related party or (ii) has a maximum term of more than 20 years and that is not shown as indebtedness on the separate balance sheet of the issuer or, where the instrument is issued to a related party (other than a corporation), where the holder or some other related party issues a related instrument that is not shown as indebtedness on the issuer's consolidated balance sheet. The March Proposal was included as part of President Clinton's Fiscal 1997 Budget Proposal announced on March 19, 1996. Under both the December Proposal and the March Proposal, the above-described provision would be effective generally for instruments issued on or after December 7, 1995. If the provision were to apply to the Debentures, MS plc would not be able to deduct interest on the Debentures. However, on March 29, 1996, the Chairmen of the Senate Finance and House Ways and Means Committees issued a joint statement to the effect that it was their intention that the effective date of the President's legislative proposals, if adopted, will be no earlier than the date of appropriate Congressional action. There can be no assurance, however, that current or future legislative or administrative proposals or final legislation will not adversely affect the ability of MS plc to deduct interest on the Debentures or otherwise affect the tax treatment described herein. Such a change, therefore, could give rise to a Tax Event, which would permit MS plc to cause a redemption of the Debentures upon receiving an opinion of counsel as described above under "Description of the Capital Units -Description of the Debentures -- Tax Event Redemption".

     In addition, under both the December Proposal and the March Proposal, the Dividends Received Percentage that is currently available to corporate shareholders for certain dividends received from another corporation in which the shareholder owns less than 20% (by vote and value) would be reduced from 70% to 50%. The December Proposal proposed this reduction to be effective for dividends received or accrued after January 31, 1996, while the March Proposal proposed that such reduction apply only to dividends received or accrued after the 30th day after the enactment of the proposal. To the extent the Dividends Received Percentage is reduced from 70%, the amount of dividends payable per share will be adjusted in certain circumstances. In the event that the Dividends Received Percentage is reduced to 50% or less, the Company may, at its option, redeem the Cumulative Preferred Stock, as a whole but not in part. See "Description of Cumulative Preferred Stock -- Changes in the Dividends Received Percentage". Additionally, under current law, the dividends received deduction is allowed to a corporate shareholder only if the shareholder satisfies a 46-day holding period for the dividend-paying stock (or a 91-day period for certain dividends on preferred stock). The Proposals provide that a taxpayer would not be entitled to a dividends received deduction if the taxpayer's holding period for the dividend-paying stock were not satisfied over a period immediately before or immediately after the taxpayer would become entitled to receive the dividend. The December Proposal proposed that this change apply only to dividends received or accrued after January 31, 1996, while the March Proposal proposed that such change apply only to dividends received or accrued after the 30th day after the enactment of the proposal.

     Due to the inherently uncertain nature of proposed changes to the tax law such as the December Proposal and the March Proposal, there can be no assurance as to whether, or in what form, the proposals may be enacted into law, or as to the effective dates of any such changes to the law.

                           CERTAIN TAX CONSIDERATIONS

     The following summary of certain U.S. and U.K. tax consequences is set forth with respect to U.S. federal tax matters in reliance upon the advice of Shearman & Sterling, New York, New York and with respect to U.K. tax matters in reliance upon the advice of Linklaters & Paines, London, England. The summary describes certain U.S. federal and U.K. tax consequences of the ownership of Capital Units and Depositary Shares as of the date of this Prospectus Supplement. Except where noted, it deals only with Capital Units or Depositary Shares beneficially owned as capital assets by purchasers that are citizens or residents of the United States, U.S. corporations or persons otherwise subject to U.S. federal income taxation on a net basis with respect to Capital Units and Depositary Shares (a "U.S. Holder"). It does not deal with special situations, such as those of dealers in securities or life insurance companies or persons owning, directly or indirectly, 10% or more of the voting stock of the Company. The summary does not address the U.K. tax consequences to a holder that is resident (or, in the case of an individual, who is ordinarily resident) for U.K. tax purposes in the United Kingdom, who is domiciled under U.K. law in the United Kingdom, or that carries on business in the United Kingdom through a branch or agency.

     The statements below regarding U.S. tax consequences are based upon the provisions of the Code and regulations, rulings and judicial decisions thereunder as of the date of this Prospectus Supplement. The statements regarding U.K. tax laws set forth below are based on those laws as in force on the date of this Prospectus Supplement. Such authorities may be repealed, revoked or modified, in which case tax consequences different from those discussed below could result.

     Persons considering the purchase, ownership or disposition of Capital Units or Depositary Shares should consult their own tax advisors concerning the U.S. federal and U.K. tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.


General

     Owners of the Depositary Shares will be treated for U.S. federal income tax purposes as owners of the Cumulative Preferred Stock represented by such Depositary Shares.

     The discussion below assumes that the issue price of a Capital Unit (i.e., the initial offering price to the public at which a substantial amount of Capital Units are sold) will equal the amount payable at maturity of a Debenture.

     For U.S. federal income tax purposes, in general, the issue price of each Capital Unit would be allocated between the Debenture and the Purchase Contract included in the Capital Unit. MS plc and the holders have agreed in the Capital Unit Agreement that the issue price of the Debenture, and therefore the tax basis of the Debenture for an original holder, would equal the amount payable at maturity of the Debenture. Thus, an original holder should not allocate any portion of the issue price of a Capital Unit to the Purchase Contract.

     For U.S. federal and U.K. tax purposes, the Debentures will be treated as debt.

Payments on the Debentures

     For U.S. federal income tax purposes, a U.S. Holder will include interest payable on the Debentures in income when received or accrued, in accordance with the holder's method of accounting. Such interest will generally be treated as foreign source passive income for foreign tax credit purposes.

     A U.S. Holder of an interest in a Global Debenture will not be subject to U.K. withholding taxes on payments of interest on such Global Debenture; provided that (i) the Capital Units, as anticipated, are and continue to be quoted on a recognized stock exchange, and (ii) payments are made through a paying agent which is not in the U.K.

     A U.S. Holder of an interest in a global Debenture that is not part of a Capital Unit will be subject to U.K. withholding taxes on payments of interest on such Debenture at a rate of 20% unless (i) the global Debenture is and continues to be quoted on a recognized stock exchange and (ii) payments are made through a paying agent which is not in the U.K. It is not currently anticipated that any such global Debenture would be quoted on a recognized stock exchange. Such a U.S. Holder will, in certain circumstances, be entitled to receive Additional Amounts for any U.K. tax that is required to be withheld with respect to any such Debenture. See "Description of Debt Securities of MS plc -- Payment of Additional Amounts with respect to Debt Securities" in the accompanying Prospectus. For U.S. federal income tax purposes, any Additional Amounts will be includible in income by a holder as interest at the time such amounts are paid by MS plc, whether or not the holder is entitled to a refund of such tax or such refund is sought. Recipients of Additional Amounts who are U.S. Holders should generally be entitled to claim a refund of any such U.K. withholding tax pursuant to the United States/United Kingdom Double Taxation Convention (the "Income Tax Treaty"). However, it is possible that a U.S. Holder may have difficulty in establishing his claim to a refund, in which case such claim may be denied by U.K. Inland Revenue. In the case of a holder entitled to claim a refund of any U.K. tax withheld, no U.S. foreign tax credit or deduction may be claimed for the amount of U.K. tax eligible for a refund, whether or not such refund is sought, to the extent that it is reasonably certain that such U.K. tax will be refunded. If a U.S. Holder receives a refund of U.K. tax for which a deduction or foreign tax credit was previously claimed, the holder will generally (i) in the case of a deduction, include the refund in gross income, or
(ii) in the case of a foreign tax credit, be required to notify the Internal Revenue Service of the receipt of the refund, according to the requirements of
Section 1.905-4T of the Treasury regulations or successor provision, and the Internal Revenue Service will redetermine the holder's U.S. federal income tax liability for the taxable year in which the credit was originally claimed.

     Interest payable on the Debentures (including a Global Debenture or an interest in a global Debenture that is not part of a Capital Unit) will constitute U.K. source income for U.K. tax purposes and as such, remains subject to U.K. tax by direct assessment even if the interest is exempt from U.K. withholding tax. However, exemption from U.K. tax may be available in appropriate cases under the Income Tax Treaty. In any event, under the Finance Act 1995, interest on the Debentures will not be chargeable to U.K. tax in the hands of a beneficial owner who is not resident in the United Kingdom unless such owner carries on a trade, profession or vocation in the United Kingdom through a U.K. branch or agency in connection with which the interest is received to which the Debentures are attributable. There are certain exemptions for interest received by certain categories of agent (such as some brokers and investment managers).

     Payments of interest on a Debenture to a U.S. Holder of a Definitive Capital Unit will be subject to U.K. withholding tax at a rate of 20%. However, a U.S. Holder would generally be entitled to receive a refund of such tax in full from the U.K. Inland Revenue pursuant to the Income Tax Treaty. The appropriate form (Form FD13) must be sent in duplicate to the Internal Revenue Service Center Director with which such U.S. Holder's last federal income tax return was filed. Forms are available in the United States from the Chief, International Operations Division, Internal Revenue Service, 950 L'Enfant Plaza South, S.W., Washington, D.C. 20024, or in the United Kingdom from the Inspector of Foreign Dividends, 72, Maid Marian Way, Nottingham, NG1 6AS, England. Alternatively, a U.S. Holder of a Definitive Capital Unit may apply to the U.K. Inland Revenue for an advance ruling that payments on the Debentures can be made free of U.K. withholding tax. Claims for repayment must be made within six years of the end of the U.K. year of assessment (generally April 5 in each year) to which the income related and must be accompanied by the original statement provided by MS plc (or any nominee holding the Debentures on the U.S. Holder's behalf) showing the amount of income tax deducted and when the interest payment was made. As a claim is not considered made until the U.K. authorities receive the appropriate form from the Internal Revenue Service, forms should be sent to the Internal Revenue Service well before the end of the applicable limitation period. Payments of Additional Amounts will not be paid by MS plc with respect to a definitive registered Debenture issued to a holder upon such holder's request. See "Description of Debt Securities of MS plc -- Payment of Additional Amounts with respect to Debt Securities" in the accompanying Prospectus.

Sale or Disposition of Capital Units

     For U.S. federal income tax purposes, gain or loss generally will be recognized by a U.S. Holder on a sale or other disposition of a Capital Unit prior to maturity of the Debentures measured by the difference between the sum of any cash and the fair market value of the property received in the sale or other disposition (reduced by any amount attributable to accrued interest, which will be taxable as such unless previously taken into account) and the holder's tax basis in the Capital Unit. Any gain or loss recognized by an original holder generally will be capital gain or loss and will be long-term capital gain or loss if at the time of such sale or other disposition the Capital Units have been held by the holder for more than one year. Any such gain will not be treated as foreign source income.

     A U.S. Holder will not be subject to U.K. tax (including withholding tax) on the sale or disposition of a Capital Unit (or an interest in a global Debenture that is not part of a Capital Unit). Similarly, a U.S. Holder will not be subject to U.K. tax where an interest in a Global Debenture is exchanged for a definitive registered Debenture represented by a Definitive Capital Unit.


Redemption or Maturity of Debentures

     For U.S. federal income tax purposes, a U.S. Holder will recognize gain or loss, if any, on the redemption of a Debenture or upon payment at maturity measured by the difference between the amount realized upon such redemption or maturity of the Debenture (reduced by any amount attributable to accrued interest, which will be taxable as such unless previously taken into account) and the holder's tax basis in the Debenture. In the event a Debenture is redeemed pursuant to a prepayment in connection with the settlement of a Purchase Contract, the amount realized by the holder of the Debenture will be equal to the issue price of such Debenture. A holder's tax basis in a Debenture will generally equal the cost of the Debenture to such holder. Any gain or loss recognized will be capital gain or loss and will be long-term capital gain or loss if the holder has held the stock for more than one year at the time of redemption or maturity.

     A U.S. Holder will not be subject to U.K. tax (including withholding tax) on the redemption (including pursuant to a prepayment in connection with the settlement of a Purchase Contract) of an interest in a global Debenture. For the U.K. withholding tax consequences in connection with accrued interest received on redemption, see "Payments on the Debentures" above.


Market Discount/Bond Premium Consequences for Secondary Holders of Capital Units

     The U.K. tax consequences with respect to a Capital Unit for a U.S. Holder who acquires Capital Units after their initial offering will be substantially the same as those for a U.S. Holder who acquires Capital Units in their initial offering.

     Except as described below, the U.S. federal income tax consequences with respect to a Capital Unit for a U.S. Holder who acquires Capital Units after their initial offering generally will be the same as those for a U.S. Holder who acquires Capital Units in their initial offering.

     The purchase price of each Capital Unit must be allocated between the Debenture and the Purchase Contract included in the Capital Unit in accordance with their respective fair market values at the time of purchase.

     If the fair market value (and, therefore, the tax basis) of a Debenture at the time of purchase is less than the amount payable at maturity of the Debenture, the difference generally will be considered "market discount". Market discount is disregarded as "de minimis" if it is less than 0.25% of the amount payable at maturity of the Debenture multiplied by the number of complete years remaining to maturity of the Debenture. If a U.S. Holder realizes a gain upon disposition of a Debenture (including as part of a disposition of a Capital
Unit), the lesser of

(i) the excess of the amount received on the disposition over the holder's tax basis in the Debenture or (ii) the portion of the market discount that accrued while the Debenture was held by the holder and that was not previously included in income generally will be treated as ordinary interest income. If a U.S. Holder disposes of a Debenture (including as part of a disposition of a Capital
Unit) in any transaction other than a sale, exchange or involuntary conversion (e.g., as a gift), the holder generally will be treated as having realized an amount equal to the fair market value of the Debenture and will be required to recognize as ordinary income any gain on disposition to the extent of the accrued market discount. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Debenture, unless the holder elects to accrue it on the basis of a constant interest rate.

     A U.S. Holder will generally be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a Debenture purchased at a market discount until the maturity of the Debenture or its earlier disposition (including a nonrecognition transaction described in Section 1276(c) of the Internal Revenue
Code).

     A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or constant interest rate basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the Debenture and regarding the deferral of interest deductions will not apply. An election to include market discount currently will apply to other debt instruments acquired at a discount by the holder. A U.S. Holder should consult a tax advisor before making the election.

     If the fair market value (and, therefore, the tax basis) of a Debenture at the time of purchase is greater than the amount payable at maturity of the Debenture, the excess will be "bond premium". A holder may either recognize the bond premium as a capital loss upon payment of the Debenture at maturity or make an election to amortize it over the term of the Debenture. If the election is made, the bond premium will generally reduce the interest income on a Debenture on a constant yield basis over the remaining term of the Debenture and will reduce the basis of the Debenture by the amortized amount. An election to amortize bond premium will apply to other debt instruments acquired at a premium by the holder. A U.S. Holder should consult a tax advisor before making the election.


Tax Basis of Depositary Shares

     For U.S. federal income tax purposes, a U.S. Holder who acquires Capital Units in their initial offering will take a tax basis in the Depositary Shares in an amount equal to the purchase price for the Depositary Shares (which should be the same as the purchase price for the holder's Capital Units). A U.S. Holder who acquires Capital Units after their initial offering will take a tax basis in the Depositary Shares in an amount equal to the purchase price for the Depositary Shares plus the amount, if any, allocated to the Purchase Contract of such holder. A U.S. Holder's holding period for Depositary Shares will commence on the day after the date the Depositary Shares are acquired.


Distributions on Depositary Shares

     Distributions made with respect to the Depositary Shares will constitute dividends for U.S. federal income tax purposes to the extent paid out of the current or accumulated earnings and profits of the Company, as determined for U.S. federal income tax purposes. Dividends paid by the Company will be eligible for the dividends received deduction allowed to corporations under the Code, subject to applicable limitations.

Sale or Disposition of Depositary Shares

     A U.S. Holder who sells or otherwise disposes of Depositary Shares generally will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized and the holder's tax basis in the Depositary Shares. Similarly, a U.S. Holder will generally recognize capital gain or loss for U.S. federal income tax purposes upon a redemption of Depositary Shares by the Company (assuming that holder does not own, and is not deemed to own, any Common Stock of the Company), in an amount equal to the difference between (i) the total redemption price and (ii) the tax basis of the Depositary Share redeemed. Such capital gain or loss will be long-term capital gain or loss if the holder has held the stock for more than one year at the time of disposition.


Issue/Transfer Taxes

     Under proposals announced in the U.K. Budget on November 26, 1996, a U.K. stamp duty reserve tax ("SDRT") of 1.5% may be payable on the issue of the Book-Entry Capital Units. Even if this charge becomes payable upon issuance of the Capital Units, however, holders will not be asked to pay any additional amounts to satisfy this liability, and the U.S. federal income tax consequences to U.S. Holders should generally be unaffected.

     No U.K. stamp duty will be payable on the transfer of Definitive Capital Units, Book-Entry Capital Units, or interests in a global Debenture that is not part of a Capital Unit; provided that any instrument of transfer is not executed in the U.K. and remains at all subsequent times outside the U.K.

     A charge for U.K. SDRT may arise in relation to any agreement to transfer Definitive Capital Units or interests in a global Debenture that is not part of a Capital Unit and not held within the book-entry system at the rate of 0.5% of the amount or value of the consideration. An agreement for the transfer of Book-Entry Capital Units within the book-entry system will not give rise to a liability for SDRT.

                                  UNDERWRITERS

     Under the terms and subject to the conditions contained in the Underwriting Agreement dated the date hereof, the Underwriters named below have severally agreed to purchase, and the Company and MS plc have agreed to sell to them, severally, the respective number of Capital Units set forth opposite their names below:

                                                                    Number of
                     Name                                          Capital Units
                     ----                                          -------------

   Morgan Stanley & Co. Incorporated.............................     20,000
   Chase Securities Inc. ........................................     19,000
   Citicorp Securities, Inc. ....................................     19,000
   Dean Witter Reynolds Inc. ....................................     19,000
   Donaldson, Lufkin & Jenrette Securities Corporation...........     19,000
   NationsBanc Capital Markets, Inc. ............................     19,000
   Smith Barney Inc. ............................................     19,000
                                                                      -------

                                    Total........................    134,000
                                                                     =======

     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Capital Units are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are committed to take and pay for all the Capital Units if any are taken.

     The Underwriters initially propose to offer part of the Capital Units directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession not in excess of $6.00 per Capital Unit. Any Underwriter may allow, and such dealers may reallow, a concession, not in excess of $2.50 per Capital Unit, to certain other dealers. After the initial offering of the Capital Units, the offering price and other selling terms may from time to time be varied by the Underwriters.

     The Company and MS plc have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     The Underwriters and any dealers utilized in the sale of Capital Units will not confirm sales to accounts over which they exercise discretionary authority.

     MS & Co. is a wholly owned subsidiary of the Company. The offering of Capital Units will comply with the requirements of Rule 2720 of the National Association of Securities Dealers, Inc. ("NASD") regarding an NASD member firm's underwriting securities of an affiliate.

     In the Underwriting Agreement, each Underwriter has represented and agreed that (i) it has not offered or sold and prior to the date six months after the date of issue of the Capital Units will not offer or sell any Capital Units to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Capital Units in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Capital Units to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on.

     Following the initial distribution of the Capital Units, MS & Co. may offer and sell Capital Units in the course of its business as a broker-dealer. MS & Co. may act as principal or agent in such transactions. This

Prospectus Supplement and the Prospectus may be used by MS & Co. in connection with such transactions. Such sales, if any, will be made at varying prices related to prevailing market prices at the time of sale. MS & Co. is not obligated to make a market in the Capital Units and may discontinue any market-making activities at any time without notice.

     The  Capital  Units have been  accepted  for  listing on the New York Stock
Exchange and trading is expected to commence on the New York Stock Exchange within a 30-day period after the initial delivery of the Capital Units. Application will also be made to list the Depositary Shares issuable pursuant to the Purchase Contracts on the New York Stock Exchange on or prior to the Stated Purchase Date or on any earlier Accelerated Purchase Date. However, no assurance can be given that such application will be accepted.


                                  LEGAL MATTERS

     The validity of the Debentures, the Guarantees, the Preferred Stock and the Purchase Contracts will be passed upon for the Company by Jonathan M. Clark, General Counsel and Secretary of the Company and a Managing Director of MS & Co., or other counsel who is satisfactory to MS & Co. and an officer of the Company. Mr. Clark and such other counsel beneficially own, or have rights to acquire under an employee benefit plan of the Company, an aggregate of less than 1% of the common stock of the Company. Certain legal matters relating to the Debentures governed by the laws of England will be passed upon for MS plc by Linklaters & Paines. Certain tax matters described under the caption "Certain Tax Considerations" will be passed upon for the Company by Shearman & Sterling and for MS plc by Linklaters & Paines. Certain legal matters relating to the Debentures, the Guarantees, the Preferred Stock and the Purchase Contracts will be passed upon for the Underwriters by Davis Polk & Wardwell. Shearman & Sterling and Davis Polk & Wardwell have in the past represented and continue to represent the Company on a regular basis and in a variety of matters, including in connection with its merchant banking and leveraged capital activities. In this regard, Shearman & Sterling owns less than 1% of the common stock of a company in which the Company owns an interest.


             ERISA MATTERS FOR PENSION PLANS AND INSURANCE COMPANIES

     The Company and certain affiliates of the Company, including MS & Co. and MSIL, may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" within the meaning of the Code with respect to many employee benefit plans. Prohibited transactions within the meaning of ERISA or the Code may arise, for example, if the Debentures or Guarantees are acquired by or with the assets of a pension or other employee benefit plan with respect to which MS & Co. or any of its affiliates is a service provider, unless such Debentures or Guarantees are acquired pursuant to an exemption for transactions effected on behalf of such plan by a "qualified professional asset manager" or pursuant to any other available exemption. The assets of a pension or other employee benefit plan may include assets held in the general account of an insurance company that are deemed to be "plan assets" under ERISA. Any insurance company or pension or employee benefit plan proposing to invest in the Debentures or Guarantees should consult with its legal counsel.